EXHIBIT 99.3

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is management’s discussion of the financial results, liquidity and other key items related to our performance. This section should be read in conjunction with the “Selected Financial Data” and our Consolidated Financial Statements and related notes included in this Annual Report on Form 10-K. Certain prior year amounts have been reclassified to conform to the current year presentation. All references to Fiscal 2008, 2007 and 2006 refer to fiscal year periods ended September 30, 2008, 2007 and 2006, respectively.

Introduction

We are a global branded consumer products company with positions in six major product categories: consumer batteries; pet supplies; electric shaving and grooming; electric personal care; portable lighting and home and garden control products.

During Fiscal 2007 we began managing our business in three reportable segments: (i) Global Batteries & Personal Care, which consists of our worldwide battery, shaving and grooming, personal care and portable lighting business (“Global Batteries & Personal Care”); (ii) Global Pet Supplies, which consists of our worldwide pet supplies business (“Global Pet Supplies”); and (iii) the Home and Garden Business, which consists of our lawn and garden and household control products businesses (the “Home and Garden Business”).

We have retained financial advisors to assist us in exploring potential strategies which may be available to us to reduce or restructure our significant outstanding indebtedness. In connection with this undertaking, during the first quarter of Fiscal 2007, we approved and initiated a plan to sell our Home and Garden Business, which at the time was organized into United States (“U.S.”) and Canadian divisions and was engaged in the manufacturing and marketing of lawn and garden and insect control products as well as growing media products. As a result of our decision to commence this process, we determined that all the criteria set forth in paragraph 30 of Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”) were met and in the first quarter of Fiscal 2007, we designated certain assets and liabilities related to our Home and Garden Business as held for sale and designated our Home and Garden Business as discontinued operations.

During the first and second quarters of Fiscal 2007, we engaged in substantive negotiations with a potential purchaser as to definitive terms for the purchase of the Home and Garden Business; however, the potential purchaser ultimately determined not to pursue the acquisition. We continued to actively market the Home and Garden Business after such time, however, the Fiscal 2007 selling season for our lawn and garden and household insect control product offerings was significantly negatively impacted by extremely poor weather conditions throughout the United States, resulting in poor operating performance of the Home and Garden Business. In addition, during the fourth quarter of Fiscal 2007 there was an unforeseen, rapid and significant tightening of liquidity in the U.S. credit markets. We believe that this tightening of liquidity within the credit markets and the operating performance of the Home and Garden Business had a direct impact on the expected proceeds that we would ultimately receive in connection with a sale of the Home and Garden Business. To address these issues, during the fourth quarter of Fiscal 2007 we reassessed the value of the Home and Garden Business to take into account the changes in the credit markets and the weaker than planned operating performance during the Fiscal 2007 selling season so as to ensure that the Home and Garden Business was being marketed at a price that was reasonable in relation to its current fair value. Our reassessment produced a lower range of expected sales values than was previously determined. As a result of the reassessment, we recorded an impairment charge against the Home and Garden Business during the fourth quarter of Fiscal 2007 to reflect its fair value as determined by us. Subsequent to taking the impairment charge, and thereby revising our expectations of the proceeds that would ultimately be received upon a sale of the Home and Garden Business, we continued to be in active discussions with various potential purchasers through December 30, 2007.

On November 1, 2007, we completed the sale of the Canadian division of our Home and Garden Business. See Note 11, Discontinued Operations, of Notes to Consolidated Financial Statements included in this Annual Report on Form 10-K for additional information on the sale of the Canadian division of our Home and Garden Business.

During the second quarter of Fiscal 2008, we determined that in view of the difficulty in predicting the timing or probability of a sale of the Home and Garden Business the requirements of SFAS 144, necessary to classify the Home and Garden Business as discontinued operations, were no longer met and that it was appropriate to present the Home and Garden Business as held and used in the Company’s continuing operations as of our second quarter of Fiscal 2008 and going forward. The presentation herein of the results of continuing operations includes our Home and Garden Business excluding the Canadian division, which, as indicated above, was sold on November 1, 2007, for all periods presented.

In the third quarter of Fiscal 2008, we entered into a definitive agreement, subject to consent of our lenders under our senior credit facilities, to sell the assets related to Global Pet Supplies. We were unable to obtain the consent of the lenders, and on July 13, 2008, we entered into a termination agreement regarding the agreement to sell Global Pet Supplies. Pursuant to the termination agreement, as a condition to the termination, we paid the proposed buyer $3 million as a reimbursement of expenses.

On November 5, 2008, the Company’s board of directors committed to the shutdown of the growing products portion of the Home and Garden Business, which includes the manufacturing and marketing of fertilizers, enriched soils, mulch and grass seed, following an evaluation of the historical lack of profitability and the projected input costs and significant working capital demands for the growing product portion of the Home and Garden Business for the Company’s 2009 fiscal year (“Fiscal 2009”). We believe the shutdown is consistent with what the Company has done in other areas of its business to eliminate unprofitable products from its portfolio. We completed the shutdown of the growing products portion of the Home and Garden Business during the second quarter of Fiscal 2009. Accordingly, the presentation herein of the results of continuing operations excludes the growing products portion of the Home and Garden Business for all periods presented. See Note 11, Discontinued Operations, of Notes to Consolidated Financial Statements included in this Annual Report on Form 10-K for further details on the disposal of the growing products portion of the Home and Garden Business.

We remain committed to exploring potential strategies which may be available to us to reduce or restructure our significant outstanding indebtedness.

We manufacture and market alkaline, zinc carbon and hearing aid batteries, herbicides, insecticides and repellants and specialty pet supplies. We design and market rechargeable batteries, battery-powered lighting products, electric shavers and accessories, grooming products and hair care appliances. Our manufacturing and product development facilities are located in the United States, Europe, China and Latin America. Substantially all of our rechargeable batteries and chargers, shaving and grooming products, personal care products and portable lighting products are manufactured by third-party suppliers, primarily located in Asia.

We sell our products in approximately 120 countries through a variety of trade channels, including retailers, wholesalers and distributors, hearing aid professionals, industrial distributors and original equipment manufacturers and enjoy strong name recognition in our markets under the Rayovac, VARTA and Remington brands, each of which has been in existence for more than 80 years, and under the Tetra, 8in1, Spectracide, Cutter and various other brands.

SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”) requires companies to test goodwill and indefinite-lived intangible assets for impairment annually, or more often if an event or circumstance indicates that an impairment loss may have been incurred. In Fiscal 2008, 2007 and 2006, we tested our goodwill and indefinite-lived intangible assets and, as a result of this testing, we recorded non-cash pretax impairment charges of approximately $861 million, $362 million and $433 million in Fiscal 2008, 2007 and 2006, respectively. Future cash expenditures will not result from these impairment charges. See “Critical Accounting Policies—Valuation of Assets and Asset Impairment” below as well as Note 2(i), Significant Accounting Policies and Practices—Intangible Assets, of Notes to Consolidated Financial Statements included in this Annual Report on Form 10-K for further details on these impairment charges.

Cost Reduction Initiatives

We continually seek to improve our operational efficiency, match our manufacturing capacity and product costs to market demand and better utilize our manufacturing resources. We have undertaken various initiatives to reduce manufacturing and operating costs.

Fiscal 2008. In connection with our decision to exit our zinc carbon and alkaline battery manufacturing and distribution facility in Ninghai, China, we undertook cost reduction initiatives (the “Ningbo Exit Plan”). These initiatives include fixed cost savings by integrating production equipment into our remaining production facilities and head count reductions.

Fiscal 2007. In connection with our announcement that we would manage our business in three vertically integrated, product-focused reporting segments our costs related to research and development, manufacturing management, global purchasing, quality operations and inbound supply chain, which had previously been included in our corporate reporting segment are now included in each of the operating segments on a direct as incurred basis. In connection with these changes we undertook a number of cost reduction initiatives, primarily headcount reductions, at the corporate and operating segment levels (the “Global Realignment Initiatives”), including a headcount reduction of approximately 200 employees.

We also implemented a series of initiatives within our Global Batteries & Personal Care business segment in Latin America to reduce operating costs (the “Latin America Initiatives”). These initiatives include the reduction of certain manufacturing operations in Brazil and the restructuring of management, sales, marketing and support functions. As a result, we reduced headcount in Latin America by approximately 100 employees.

Fiscal 2006. As a result of our continued concern regarding the European economy and the continued shift by consumers from branded to private label alkaline batteries, we announced a series of initiatives in the Global Batteries & Personal Care segment in Europe to reduce operating costs and rationalize our manufacturing structure (the “European Initiatives”). These initiatives include the reduction of certain operations at our Ellwangen, Germany packaging center and relocating those operations to our Dischingen, Germany battery plant, transferring private label battery production at our Dischingen, Germany battery plant to our manufacturing facility in China and restructuring the sales, marketing and support functions. As a result, we have reduced headcount in Europe by approximately 350 employees or 24%.

Fiscal 2005. In connection with the acquisitions of United and Tetra in 2005, we announced a series of initiatives to optimize the global resources of the combined United and Spectrum companies. These initiatives included: integrating all of United’s home and garden business’ administrative services, sales and customer service functions into our North America headquarters in Madison, Wisconsin; converting all of our information systems to SAP; consolidating United’s manufacturing and distribution locations in North America; rationalizing the North America supply chain; and consolidating United’s pet supply business’ and Tetra’s administrative, manufacturing and distribution facilities. In addition, certain corporate finance functions were shifted to our global headquarters in Atlanta, Georgia.

As of October 1, 2006, initiatives to integrate the activities of our Home and Garden Business into our operations in Madison, Wisconsin were suspended.

Our integration activities within Global Pet Supplies were substantially completed as of September 30, 2007. Global Pet Supplies integration activities consisted primarily of the rationalization of manufacturing facilities and the optimization of the distribution network. As a result of these integration initiatives, two pet supplies facilities were closed in 2005, one in Brea, California and the other in Hazleton, Pennsylvania; one pet supply facility was closed in 2006 in Hauppauge, New York; and one pet supply facility was closed in Fiscal 2007 in Moorpark, California.

Meeting Consumer Needs through Technology and Development

We continue to focus our efforts on meeting consumer needs for our products through new product development and technology innovations. Research and development efforts associated with our electric shaving and grooming products allow us to deliver to the market unique cutting systems. Research and development efforts associated with our electric personal care products allow us to deliver to our customers products that save them time, provide salon alternatives and enhance their in-home personal care options. We are continuously pursuing new innovations for our shaving, grooming and hair care products including foil and rotary shaver improvements, trimmer enhancements and technologies that deliver skin and hair care benefits.

During Fiscal 2008, we introduced longer lasting alkaline batteries in cell sizes AA and AAA. We also launched several new products targeted at specific niche markets such as Hot Shot Spider Trap, Cutter Mosquito Stakes, Spectracide Destroyer Wasp & Hornet and Spectracide Weed Stop. We also introduced a new line of men’s rotary shavers with “360° Flex & Pivot Technology.” The flex and pivot technology allows the cutting blades to follow the contour of a person’s face and neck. In addition, we added Teflon® coated heads to our blades to reduce redness and irritation from shaving. We also introduced “The Short Cut Clipper.” The product is positioned as the world’s first clipper with exclusive curved cutting technology. We also launched “Shine Therapy,” a hair straightener with vitamin conditioning technology: Vitamin E, Avocado Oil and conditioners infused into the ceramic plates.

During Fiscal 2007, we introduced a new men’s shaving system designed for young men, called “Code,” which is specifically targeted to the transitional skin of teenagers and young adults. We also introduced the world’s first electric shaver with a disposable head, called “CleanExchange” that we believe provides a closer and more comfortable male shaving experience and will also establish a consistent recurring revenue stream on a per-customer basis, atypical for the electric razor market. Advancements in shaver blade coatings continued to be significant with further introductions of Titanium, Nano-Diamond, Nano-Silver and Tourmaline on a variety of products, which allow us to continue to launch new products or product enhancements into the market place.

During Fiscal 2006, we introduced a new men’s shaving platform, including such new features as ComfortSelect and improved ComfortFlex, designed to improve the comfort and closeness of the shaving experience. In the lawn and garden category, we introduced the only termite killing stakes product for the do-it-yourself market.

Competitive Landscape

We compete in six major product categories: consumer batteries; pet supplies; electric shaving and grooming; electric personal care; portable lighting; and home and garden control products.

The consumer battery product category consists of non-rechargeable alkaline or zinc carbon batteries in cell sizes of AA, AAA, C, D and 9-volt, and specialty batteries, which include rechargeable batteries, hearing aid batteries, photo batteries and watch/calculator batteries. Most consumer batteries are marketed under one of the following brands: Rayovac/VARTA, Duracell, Energizer or Panasonic. In addition, some retailers market private label batteries, particularly in Europe. The majority of consumers in North America and Europe purchase alkaline batteries. The Latin America market consists primarily of zinc carbon batteries but is gradually converting to higher-priced alkaline batteries as household disposable income grows.

We believe that we are the largest worldwide marketer of hearing aid batteries and that we continue to maintain a leading global market position. We believe that our close relationship with hearing aid manufacturers and other customers, as well as our product performance improvements and packaging innovations, position us for continued success in this category.

Our global pet supplies business comprises aquatics equipment (aquariums, filters, pumps, etc.), aquatics consumables (fish food, water treatments and conditioners, etc.) and specialty pet products for dogs, cats, birds and other small domestic animals. The pet supply market is extremely fragmented, with no competitor holding a market share greater than twenty percent. We believe that our brand positioning, including the leading global aquatics brand in Tetra, our diverse array of innovative and attractive products and our strong retail relationships and global infrastructure will allow us to remain competitive in this fast growing industry.

We also operate in the shaving and grooming and personal care product category, consisting of electric shavers and accessories, electric grooming products and hair care appliances. Electric shavers include men’s and women’s shavers (both rotary and foil design) and electric shaver accessories consisting of shaver replacement parts (primarily foils and cutters), pre-shave products and cleaning agents. Electric shavers are marketed primarily under one of the following global brands: Remington, Braun and Norelco. Electric grooming products include beard and mustache trimmers, nose and ear trimmers, body groomers and haircut kits and related accessories. Hair care appliances include hair dryers, straightening irons, styling irons and hair-setters. Europe and North America account for the majority of our worldwide product category sales. Our major competitors in the electric personal care product category are Conair Corporation, Wahl Clipper Corporation and Helen of Troy Limited.

Products in our home and garden category are sold through our Home and Garden Business. The Home and Garden Business manufactures and markets outdoor and indoor insect control products, rodenticides, herbicides and plant foods. The Home and Garden Business operates in the U.S. market under the brand names Spectracide, Cutter and Garden Safe. The Home and Garden Business’ marketing position is primarily that of a value brand, enhanced and supported by innovative products and packaging to drive sales at the point of purchase. The Home and Garden Business’ primary competitors in the home and garden category include The Scotts Miracle-Gro Company, Central Garden & Pet Company and S.C. Johnson & Son, Inc.

The following factors contribute to our ability to succeed in these highly competitive product categories:

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Strong Diversified Global Brand Portfolio. We have a global portfolio of well-recognized consumer product brands. We believe that the strength of our brands positions us to extend our product lines and provide our retail customers with strong sell-through to consumers.

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Strong Global Retail Relationships. We have well-established business relationships with many of the top global retailers, distributors and wholesalers, which have assisted us in our efforts to expand our overall market penetration and promote sales.

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Expansive Distribution Network. We distribute our products in approximately 120 countries through a variety of trade channels, including retailers, wholesalers and distributors, hearing aid professionals, industrial distributors and OEMs.

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Innovative New Products, Packaging and Technologies. We have a long history of product and packaging innovations in each of our six product categories and continually seek to introduce new products both as extensions of existing product lines and as new product categories.

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Experienced Management Team. Our management team has substantial consumer products experience. On average, each senior manager has more than 20 years of experience at Spectrum, VARTA, Remington or other branded consumer product companies such as Regina, Newell Rubbermaid, H.J. Heinz and Schering-Plough.

Seasonal Product Sales

On a consolidated basis our financial results are approximately equally weighted between quarters; however, certain of our products experience seasonal sales fluctuations. Sales in the battery and electric shaving and grooming, particularly in North America, tend to be seasonal, with purchases of such products by consumers concentrated in the December holiday season. Pet supplies and electric personal care sales remain fairly constant throughout the year. Demand for our home and garden and household insect control products sold through the Home and Garden Business typically peaks during the first six months at the calendar year (Spectrum’s second and third fiscal quarters). The seasonality of our sales during the last three fiscal years is as follows:

Percentage of Annual Sales

	Fiscal Year Ended September 30,
Fiscal Quarter Ended	2008	2007	2006
December	24%	25%	27%
March	22%	23%	22%
June	26%	25%	26%
September	28%	27%	25%

Fiscal Year Ended September 30, 2008 Compared to Fiscal Year Ended September 30, 2007

Highlights of consolidated operating results

During Fiscal 2008 and Fiscal 2007, we have presented the growing products portion of our Home and Garden Business and the Canadian division of our Home and Garden Business as discontinued operations. Our board of directors committed to the shutdown of the growing products portion of the Home and Garden Business in November 2008 and the shutdown was completed during the second quarter of our Fiscal 2009. The Canadian division of our Home and Garden Business was sold on November 1, 2007. See Note 11, Discontinued Operations of Notes to Consolidated Financial Statements, included in this Annual Report on Form 10-K for additional information regarding the shutdown of the growing products portion of the Home and Garden Business and the sale of the Canadian division of our Home and Garden Business. As a result, and unless specifically stated, all discussions regarding Fiscal 2008 and Fiscal 2007 only reflect results from our continuing operations.

Net Sales. Net sales for Fiscal 2008 increased to $2,427 million from $2,333 million in Fiscal 2007, a 4.0% increase. The following table details the principal components of the change in net sales from Fiscal 2007 to Fiscal 2008 (in millions):

Net Sales
Fiscal 2007 Net Sales	$2,333
Increase in Pet supplies sales	18
Decrease in Global Batteries & Personal Care consumer battery sales	(26)
Decrease in home and garden product sales	(4)
Foreign currency impact, net	106

Fiscal 2008 Net Sales	$2,427

Consolidated net sales by product line for Fiscal 2008 and 2007 are as follows (in millions):

	Fiscal Year
	2008	2007
Product line net sales
Consumer batteries	$916	$882
Pet supplies	599	563
Home and garden control products	334	338
Electric shaving and grooming products	247	268
Electric personal care products	231	187
Portable lighting products	100	95

Total net sales to external customers	$2,427	$2,333

Global consumer battery sales during Fiscal 2008 increased $34 million, or 4%, compared to Fiscal 2007, primarily driven by a favorable foreign exchange impact of $61 million and market share gains of $15 million in North America. This increase was tempered by lower European battery sales as a result of our continued efforts to exit from unprofitable or marginally profitable private label battery sales as well as a shift in the timing of shipments, done at the request of certain of our retailers, related to holiday displays and promotions to the fourth quarter of Fiscal 2007 from the first quarter of Fiscal 2008. Sales of portable lighting products in Fiscal 2008 increased $5 million, or 5%, as sales gains resulting from new product launches in North America of $4 million and favorable foreign exchange impact of $4 million were partially offset by decreases in Latin America and Europe due to a declining market demand.

Electric shaving and grooming product sales during Fiscal 2008 decreased $21 million, or 8%, compared to Fiscal 2007 due to disappointing results in the men’s electric shaving category. Further contributing to the sales decrease in electric shaving and grooming products for Fiscal 2008 versus Fiscal 2007 is the shift in timing of shipments to certain retailers from the first quarter of Fiscal 2008 to the fourth quarter of Fiscal 2007. These decreases were offset by a favorable foreign exchange impact of $9 million.

Net sales of electric personal care products for Fiscal 2008 increased $44 million, or 24%, when compared to Fiscal 2007, driven by strong worldwide growth in our women’s hair care products. We continued to see strong electric personal care double digit growth in all geographic regions during Fiscal 2008, particularly in North America with 28% growth, when compared to Fiscal 2007.

Pet product sales during Fiscal 2008 increased $36 million, or 6%, compared to Fiscal 2007, primarily driven by a favorable foreign exchange impact of $18 million, growth in European aquatic sales, increases in global companion animal sales, driven by our Dingo brand, and increased volume resulting from the continued introduction of companion animal products in Europe.

Sales of home and garden control products during Fiscal 2008 versus Fiscal 2007 decreased $4 million, or 1%, primarily due to rising commodity costs and lower volume as a result of lower inventory levels at certain customers, partially offset by price increases.

Gross Profit. Gross profit for Fiscal 2008 was $920 million versus $877 million for Fiscal 2007. Our gross profit margin for Fiscal 2008 increased slightly to 37.9% from 37.6% in Fiscal 2007. As a result of our reclassification of our Home and Garden Business from an asset held for sale to an asset held and used, during Fiscal 2008 we recorded a charge in Cost of goods sold of $4 million associated with depreciation expense for the production related assets of that business as a result of our reclassification of our Home and Garden business from discontinued operations to continuing operations. From October 1, 2006 through September 30, 2007, the U.S. division of our Home and Garden Business was designated as discontinued operations. In accordance with generally accepted accounting principles, while designated as discontinued operations we ceased recording depreciation and amortization expense associated with the assets of this business. See “Introduction” above and “Segment Results—Home and Garden” below, as well as Note 1, Description of Business, of Notes to Consolidated Financial Statements included in this Annual Report on Form 10-K for additional information regarding the reclassification of the Home and Garden Business. Cost of goods sold during Fiscal 2008 also included $16 million in restructuring and related charges, primarily attributable to the Ningbo Exit Plan. The restructuring and related charges incurred in Fiscal 2007 were $31 million which were associated with various cost cutting initiatives in connection with the integration activities in our Global Pet Supplies business, which are substantially complete, and the rationalization of our Global Batteries & Personal Care European and Latin American manufacturing organizations. See “Restructuring and Related Charges” below, as well as Note 16, Restructuring and Related Charges, of Notes to Consolidated Financial Statements included in this Annual Report on Form 10-K for additional information regarding our restructuring and related charges.

Operating Expense. Operating expenses for Fiscal 2008 totaled $1,605 million versus $1,128 million for Fiscal 2007. This $475 million increase in operating expenses for Fiscal 2008 versus Fiscal 2007 was primarily driven by an increase of $497 million in impairment charges. Impairment charges in Fiscal 2008 were $861 million versus $362 million in Fiscal 2007. In both Fiscal 2008 and Fiscal 2007 the impairment charges were non-cash charges and related to the write down of the carrying value of goodwill and indefinite-lived intangible assets to fair value in accordance with both SFAS 142 and SFAS 144. See “Goodwill and Intangibles Impairment” below, as well as Note 2(c), Significant Accounting Policies and Practices—Intangible Assets, of Notes to Consolidated Financial Statements included in this Annual Report on Form 10-K for additional information regarding these non-cash impairment charges. The increase in operating expenses in Fiscal 2008 versus Fiscal 2007 is also attributable to the negative impact related to foreign exchange of approximately $36 million and a $18 million charge associated with the depreciation and amortization related to the assets of the Home and Garden Business incurred as a result of our reclassification of our Home and Garden Business from discontinued operations to continuing operations. See “Introduction” above and “Segment Results—Home and Garden” below, as well as Note 1, Description of Business, of Notes to Consolidated Financial Statements included in this Annual Report on Form 10-K for additional information regarding the reclassification of the Home and Garden Business. The increases noted above were partially offset by the decrease of $44 million of restructuring and related charges in Fiscal 2008 compared to Fiscal 2007. The restructuring and related charges incurred in Fiscal 2008 of $23 million are primarily attributable to various cost reduction initiatives in connection with our global realignment announced in January 2007. The restructuring and related charges incurred in Fiscal 2007 of $67 million were primarily attributable to the ongoing integration of our Global Pet Supplies business, rationalization of the sales and marketing organizations of the European and Latin American divisions of Global Batteries & Personal Care and various cost reduction initiatives in connection with our global realignment announced in January 2007 to reduce general and administrative expenses. See “Restructuring and Related Charges” below, as well as Note 16, Restructuring and Related Charges, of Notes to Consolidated Financial Statements included in this Annual Report on Form 10-K for additional information regarding our restructuring and related charges.

Operating Loss. An operating loss of approximately $685 million was recognized in Fiscal 2008 compared to an operating loss in Fiscal 2007 of $252 million. The Fiscal 2008 operating loss is directly attributable to the impact of the previously discussed non-cash impairment charge of $861 million, coupled with restructuring and related charges of $39 million. The Fiscal 2007 operating loss is directly attributable to the previously discussed non-cash impairment charge of approximately $362 million coupled with restructuring and related charges of $98 million.

Segment Results. As discussed above in Item 1, Business, beginning Fiscal 2007, we manage our business in three reportable segments: (i) Global Batteries & Personal Care, (ii) Global Pet Supplies; and (iii) Home and Garden Business. The presentation of all historical segment reporting herein has been reclassified to conform to this segment reporting.

Operating segment profits do not include restructuring and related charges, interest expense, interest income, impairment charges and income tax expense. In connection with the realignment of our operating segments, expenses associated with global operations, consisting of research and development, manufacturing management, global purchasing, quality operations and inbound supply chain, which were previously reflected in corporate expenses, are now included in the determination of operating segment profits. In addition, certain general and administrative expenses necessary to reflect the operating segments on a stand alone basis and which were previously reflected as corporate expense, have been included in the determination of operating segment profits. Accordingly, corporate expenses include primarily general and administrative expenses associated with corporate overhead and global long-term incentive compensation plans. Segment reporting results for Fiscal 2006 have been reclassified to conform to the changes described above.

All depreciation and amortization included in income from operations is related to operating segments or corporate expense. Costs are allocated to operating segments or corporate expense according to the function of each cost center. All capital expenditures are related to operating segments. Variable allocations of assets are not made for segment reporting.

Global strategic initiatives and financial objectives for each reportable segment are determined at the corporate level. Each reportable segment is responsible for implementing defined strategic initiatives and achieving certain financial objectives and has a general manager responsible for the sales and marketing initiatives and financial results for product lines within that segment. Financial information pertaining to our reportable segments is contained in Note 13, Segment Information, of Notes to Consolidated Financial Statements included in this Annual Report on Form 10-K.

Global Batteries & Personal Care

	2008	2007
	(in millions)
Net sales to external customers	$1,494	$1,431
Segment profit	$163	$144
Segment profit as a % of net sales	10.9%	10.0%
Assets as of September 30,	$1,183	$1,377

Segment net sales to external customers in Fiscal 2008 increased $63 million to $1,494 million from $1,431 million during Fiscal 2007, representing a 4% increase. Favorable foreign currency exchange translation impacted net sales in Fiscal 2008 by approximately $88 million in comparison to Fiscal 2007. Battery sales for Fiscal 2008 increased to $916 million when compared to Fiscal 2007 sales of $881 million, principally due a positive foreign currency impact of $61 million and increases in North America of $15 million, which were driven by an increase in market share, as consumers opt for our value proposition during the weakening economic conditions in the U.S. These increases were partially offset by decreases in Latin America and Europe of $9 million and $32 million, respectively. The decrease in Latin American battery sales was primarily due to zinc carbon shortfalls in Mexico, Central America and Colombia. The decrease in European battery sales was the result of our continued efforts to exit from unprofitable or marginally profitable private label battery sales, as well as certain second tier branded battery sales. We are continuing our efforts to promote profitable growth and therefore, expect to continue to exit certain low margin business as appropriate to create a more favorable mix of branded versus private label products. Net sales of electric shaving and grooming products in Fiscal 2008 decreased by $21 million, or 8%, primarily as a result of declines in North America of $29. These declines were partially offset by a positive foreign currency impact of $9 million. Electric personal care sales increased by $44 million, an increase of 24% over Fiscal 2007. Favorable foreign exchange translation impacted net sales by approximately $14 million coupled with strong worldwide growth in our women’s hair care products. We saw double digit sales growth of our electric personal care products in all geographic regions, particularly in North America with 28% growth, when compared to Fiscal 2007. Net sales of portable lighting products for Fiscal 2008 increased to $100 million as compared to sales of $95 million for Fiscal 2007. The sales increase was driven by a $5 million increase in North America associated with sales gains from new product launches coupled with favorable foreign exchange translation of $4 million that was tempered by decreases in Latin America and Europe due to declining market demand.

Segment profitability in Fiscal 2008 increased to $163 million from $144 million in Fiscal 2007. Segment profitability as a percentage of net sales increased to 10.9% in Fiscal 2008 as compared with 10.0% in Fiscal 2007. The segment profitability during Fiscal 2008 was primarily the result of cost savings from our global realignment announced in January 2007. See “Restructuring and Related Charges” below, as well as Note 16, Restructuring and Related Charges, of Notes to Consolidated Financial Statements included in this Annual Report on Form 10-K for additional information regarding our restructuring and related charges.

Segment assets at September 30, 2008 decreased to $1,183 million from $1,377 million at September 30, 2007. The decrease is primarily attributable to the impact of foreign currency translation coupled with the impairment of goodwill and certain trade name intangible assets, a non-cash charge, in Fiscal 2008. See “Goodwill and Intangibles Impairment” below as well Note 2(i), Significant Accounting Policies and Practices—Intangible Assets, of Notes to Consolidated Financial Statements included in this Annual Report on Form 10-K for additional information regarding this impairment charge and the amount attributable to Global Batteries & Personal

Care. Goodwill and intangible assets at September 30, 2008 total approximately $416 million and primarily relate to the ROV Ltd., VARTA AG, Remington Products Company, L.L.C. (“Remington Products”) and Microlite S.A. (“Microlite”) acquisitions. Included in long-term liabilities assumed in connection with the acquisition of Microlite is a provision for “presumed” credits applied to the Brazilian excise tax on manufactured products, or “IPI taxes.” Although a previous ruling by the Brazilian Federal Supreme Court had been issued in favor of a specific Brazilian taxpayer with similar tax credits, on February 15, 2007 the Brazilian Federal Supreme Court ruled against certain Brazilian taxpayers with respect to the legality and constitutionality of the IPI “presumed” tax credits. This decision is applicable to all similarly-situated taxpayers. At September 30, 2008, these amounts totaled approximately $14 million and are included in Other long-term liabilities in the Consolidated Balance Sheets included in this Annual Report on Form 10-K.

Global Pet Supplies

	2008	2007
	(in millions)
Net sales to external customers	$599	$563
Segment profit	$69	$71
Segment profit as a % of net sales	11.5%	12.6%
Assets as of September 30,	$700	$1,202

Segment net sales to external customers in Fiscal 2008 increased to $599 million from $563 million in Fiscal 2007, representing an increase of $36 million or 6%. Favorable foreign currency exchange translation impacted net sales in Fiscal 2008 compared to Fiscal 2007 by approximately $18 million. Worldwide aquatic sales for Fiscal 2008 increased slightly to $398 million when compared to sales of $383 million in Fiscal 2007. The increase in worldwide aquatic sales was due to an increase in Europe of $7 million coupled with favorable foreign exchange of $17 million, offset by sales decreases in North America of $9 million. Companion animal net sales increased to $201 million in Fiscal 2008 compared to $180 million in Fiscal 2007, an increase of $21 million, or 11%. We continued to see strong growth in companion animal sales in the U.S. driven by our Dingo brand, coupled with increased volume in Europe and Pacific Rim associated with the continued introduction of companion animal products.

Segment profitability in Fiscal 2008 decreased to $69 million from $71 million in Fiscal 2007. Segment profitability as a percentage of sales in Fiscal 2008 decreased to 11.5% from 12.6% in the same period last year. This decrease in segment profitability margin was primarily due to the non-recurrence of a curtailment gain of approximately $3 million, related to the termination of a postretirement plan recorded in Fiscal 2007, coupled with an increase in input costs.

Segment assets as of September 30, 2008 decreased to $700 million from $1,202 million at September 30, 2007. The decrease is primarily attributable to the impact of foreign currency translation coupled with the impairment of goodwill and certain trade name intangible assets, a non-cash charge, in Fiscal 2008. See “Goodwill and Intangibles Impairment” below as well Note 2(i), Significant Accounting Policies and Practices—Intangible Assets, of Notes to Consolidated Financial Statements included in this Annual Report on Form 10-K for additional information regarding this impairment charge and the amount attributable to Global Pet Supplies. Goodwill and intangible assets as of September 30, 2008 total approximately $447 million and primarily relate to the acquisitions of Tetra and the United Pet Group division of United.

Home and Garden

	2008	2007
	(in millions)
Net sales to external customers	$334	$338
Segment profit	$29	$41
Segment profit as a % of net sales	8.7%	12.1%
Assets as of September 30,	$290	$548

Segment net sales to external customers of home and garden control products during Fiscal 2008 versus Fiscal 2007 decreased $4 million, or 1%, primarily due to rising commodity costs and lower volume as a result of lower inventory levels at certain customers, partially offset by price increases.

Segment profitability in Fiscal 2008 decreased to $29 million from $41 million in Fiscal 2007. Segment profitability as a percentage of sales in Fiscal 2008 decreased to 8.7% from 12.1% in the same period last year. The decrease in segment profit for Fiscal 2008 was primarily due to increased commodity costs associated with our lawn and garden controls products, our increased investment in the Spectricide and Cutter brands, coupled with depreciation and amortization expense of $22 million recorded during Fiscal 2008, while no depreciation and amortization expense was recorded in Fiscal 2007. From October 1, 2006 through December 30, 2007, the U.S. division of our Home and Garden Business was designated as discontinued operations. In accordance with generally excepted accounting principles, while designated as discontinued operations we ceased recording depreciation and amortization expense associated with the assets of this business. As a result of our reclassification of that business to a continuing operation we recorded a catch-up of depreciation and amortization expense, which totaled $14 million, for the five quarters during which this business was designated as discontinued operations. In addition, Fiscal 2008 also includes depreciation and amortization of $8 million representing the Fiscal 2008 depreciation and amortization expense of our Home and Garden Business.

Segment assets as of September 30, 2008 decreased to $290 million from $548 million at September 30, 2007. The decrease is primarily attributable to the depreciation expense mentioned above coupled with the impairment of goodwill and certain trade name intangible assets, a non-cash charge, in Fiscal 2008. See “Goodwill and Intangibles Impairment” below as well Note 2(i), Significant Accounting Policies and Practices—Intangible Assets, of Notes to Consolidated Financial Statements included in this Annual Report on Form 10-K for additional information regarding this impairment charge and the amount attributable to Home and Garden. Intangible assets as of September 30, 2008 total approximately $115 million and primarily relate to the acquisition of the United Industries division of United.

Corporate Expense. Our corporate expense in Fiscal 2008 decreased to $45 million from $47 million in Fiscal 2007. The decrease in expense for Fiscal 2008 is primarily due to savings associated with our global realignment announced in January 2007, lower executive compensation expense and other corporate overhead expense reductions, tempered by the write off of professional fees incurred in connection with the termination of potential sales of certain of the Company’s businesses coupled with the non-recurrence of a curtailment gain of $2 million which was recorded in Fiscal 2007 in connection with the termination of an employee benefit plan. Our corporate expense as a percentage of consolidated net sales in Fiscal 2008 decreased to 1.7% from 1.8% in Fiscal 2007.

Restructuring and Related Charges. See Note 16, Restructuring and Related Charges of Notes to Consolidated Financial Statements, included in this Annual Report on Form 10-K for additional information regarding our restructuring and related charges.

The following table summarizes all restructuring and related charges we incurred in 2008 and 2007 (in millions):

	2008	2007
Costs included in cost of goods sold:
Breitenbach, France facility closure:
Termination benefits	$—	$—
Other associated costs	—	0.5
United & Tetra integration:
Termination benefits	—	0.2
Other associated costs	0.3	13.0
European initiatives:
Termination benefits	(0.8)	7.5
Other associated costs	0.1	0.3
Latin America initiatives:
Termination benefits	—	0.7
Other associated costs	0.3	9.8
Global Realignment initiatives:
Termination benefits	0.1	(0.7)
Other associated costs	0.1	—
Ningbo Exit Plan:
Termination benefits	1.2	—
Other associated costs	15.2	—

Total included in cost of goods sold	$16.5	$31.3
Costs included in operating expenses:
United & Tetra integration:
Termination benefits	$2.0	$1.1
Other associated costs	0.9	12.8
European initiatives:
Termination benefits	—	(1.3)
Latin America initiatives:
Termination benefits	0.1	0.4
Global Realignment:
Termination benefits	12.3	48.7
Other associated costs	7.5	5.0

Total included in operating expenses	$22.8	$66.7

Total restructuring and related charges	$39.3	$98.0

During our fiscal year ended September 30, 2005 (“Fiscal 2005”), we announced the closure of a zinc carbon manufacturing facility in Breitenbach, France within Global Batteries and Personal Care. We recorded no pretax restructuring and related charges during the Fiscal 2008, and approximately $1 million in Fiscal 2007, in connection with this closure. The costs associated with the initiative are complete and totaled approximately $11 million.

In connection with the acquisitions of United and Tetra in Fiscal 2005, we implemented a series of initiatives to optimize the global resources of the combined companies. These initiatives included: integrating all of United’s home and garden administrative services, sales and customer service functions into our operations in Madison, Wisconsin; converting all information systems to SAP; consolidating United’s home and garden manufacturing and distribution locations in North America; rationalizing the North America supply chain; and consolidating administrative, manufacturing and distribution facilities at our Global Pet Supplies business. In addition, certain corporate functions were shifted to our global headquarters in Atlanta, Georgia. Effective October 1, 2006, we suspended initiatives to integrate the activities of the Home and Garden Business into our operations in Madison, Wisconsin. We recorded de minimis restructuring and related charges in Fiscal 2008, and $5 million in Fiscal 2007, in connection with the integration of the United home and garden business. We have recorded pretax restructuring and related charges of approximately $31 million since the inception of this initiative.

Integration activities within Global Pet Supplies were substantially complete as of September 30, 2007. Global Pet Supplies integration activities consisted primarily of the rationalization of manufacturing facilities and the optimization of our distribution network. As a result of these integration initiatives, two pet supplies facilities were closed in 2005, one in Brea, California and the other in Hazleton, Pennsylvania, one pet supply facility was closed in 2006, in Hauppauge, New York and one pet supply facility was closed in 2007 in Moorpark, California. We recorded approximately $3 million and $22 million of pretax restructuring and related charges during Fiscal 2008 and Fiscal 2007, respectively, primarily in connection with our integration activities within Global Pet Supplies. We have recorded pretax restructuring and related charges of approximately $35 million since the inception of the integration activities within Global Pet Supplies.

We have implemented a series of initiatives in the Global Batteries & Personal Care segment in Europe to reduce operating costs and rationalize our manufacturing structure (the “European Initiatives”). In connection with the European Initiatives, which are substantially complete, we implemented a series of initiatives within the Global Batteries & Personal Care segment in Europe to reduce operating costs and rationalize our manufacturing structure. These initiatives include the relocation of certain operations at our Ellwangen, Germany packaging center to the Dischingen, Germany battery plant, transferring private label battery production at our Dischingen, Germany battery plant to our manufacturing facility in China and restructuring Europe’s sales, marketing and support functions. We recorded approximately $1 million in pretax restructuring and related credits, representing the true-up of reserve balances, and $7 million of pretax restructuring and related charges during Fiscal 2008 and Fiscal 2007, respectively, in connection with the European Initiatives. We have recorded pretax restructuring and related charges of approximately $27 million since the inception of the European Initiatives.

We have implemented a series of initiatives within our Global Batteries & Personal Care business segment in Latin America to reduce operating costs (the “Latin American Initiatives”). In connection with the Latin American Initiatives, which are substantially complete, we implemented a series of initiatives within the Global Batteries & Personal Care segment in Latin America to reduce operating costs. The initiatives include the reduction of certain manufacturing operations in Brazil and the restructuring of management, sales, marketing and support functions. We recorded de minimis pretax restructuring and related charges during Fiscal 2008 and approximately $11 million during Fiscal 2007, in connection with the Latin American Initiatives. We have recorded pretax restructuring and related charges of approximately $11 million since the inception of the Latin American Initiatives.

In Fiscal 2007, we began managing our business in three vertically integrated, product-focused reporting segments; Global Batteries & Personal Care, Global Pet Supplies and the Home and Garden Business. As part of this realignment, our global operations organization, which had previously been included in corporate expense, consisting of research and development, manufacturing management, global purchasing, quality operations and inbound supply chain, is now included in each of the operating segments. See also Note 13, Segment Results, of Notes to Consolidated Financial Statements included in this Annual Report on Form 10-K for additional discussion on the realignment of our operating segments. In connection with these changes we undertook a number of cost reduction initiatives, primarily headcount reductions, at the corporate and operating segment levels (the “Global Realignment Initiatives”). We recorded approximately $20 million and $53 million of pretax restructuring and related charges during Fiscal 2008 and Fiscal 2007, respectively, in connection with the Global Realignment Initiatives. Costs associated with these initiatives, which are expected to be incurred through December 31, 2008, relate primarily to severance and are projected at approximately $85 million.

During Fiscal 2008, we implemented an initiative within the Global Batteries & Personal Care segment to reduce operating costs and rationalize our manufacturing structure. These initiatives include the exit of our battery manufacturing facility in Ningbo Baowang China (“Ningbo”) (the “Ningbo Exit Plan”). We recorded approximately $16 million of pretax restructuring and related charges during Fiscal 2008 in connection with the Ningbo Exit Plan. Costs associated with these initiatives, which are expected to be incurred through September 30, 2009, are projected at approximately $22 million.

Goodwill and Intangibles Impairment. SFAS 142 requires companies to test goodwill and indefinite-lived intangible assets for impairment annually, or more often if an event or circumstance indicates that an impairment loss may have been incurred. In Fiscal 2008 and 2007, we tested our goodwill and indefinite-lived intangible assets. As a result of this testing, we recorded a non-cash pretax impairment charge of $861 million and $362 million in Fiscal 2008 and 2007, respectively. The $861 million non-cash pretax impairment charge incurred in Fiscal 2008 reflects $602 million related to the impairment of goodwill and $259 million related to the impairment of trade name intangible assets. Of the $602 million goodwill impairment; $426 million was associated with our Global Pet Supplies segment, $160 million was associated with our Home and Garden Business and $16 million was associated with our Global Batteries and Personal Care reportable segment. Of the $257 million trade name intangible assets impairment; $98 million was within our Global Pet Supplies reportable segment, $86 million was within our Global Batteries and Personal Care reportable segment and $73 million was within our Home and Garden reportable segment. The $362 million impairment charge incurred in Fiscal 2007 reflects the impairment of goodwill associated with our U.S. Home and Garden Business and our North America reporting unit, which is now included as part of our Global Batteries & Personal Care reportable segment, coupled with an impairment of trade name intangible assets primarily associated with our Global Batteries & Personal Care business segment. Future cash expenditures will not result from these impairment charges. See Note 2(i), Significant Accounting Policies and Practices—Intangible Assets, of Notes to Consolidated Financial Statements included in this Annual Report on Form 10-K for further details on these impairment charges.

Interest Expense. Interest expense in Fiscal 2008 decreased to $229 million from $256 million in Fiscal 2007. The decrease in Fiscal 2008 was primarily due to the non recurrence of the write off of debt issuance costs and prepayment premiums related to our debt refinancing in March 2007. See “Liquidity and Capital Resources—Debt Financing Activities” below, as well as, Note 7, Debt, of Notes to Consolidated Financial Statements included in this Annual Report on Form 10-K for additional information regarding our outstanding debt.

Income Taxes. Our effective tax rate on losses from continuing operations is approximately 1.0% for Fiscal 2008. Our effective tax rate on income from continuing operations was approximately (9.9)% for Fiscal 2007. The primary drivers of the change in our effective tax rate relate to tax expense recorded for an increase in the valuation allowance associated with our net U.S. deferred tax asset, the tax impact of the impairment charges recorded in Fiscal 2008 and Fiscal 2007 related to non-deductible goodwill and to changes in the mix of our taxable income between U.S. and foreign sources.

As of September 30, 2008, we have U.S. federal and state net operating loss carryforwards of approximately $1,009 and $1,832 million, respectively, which will expire between 2009 and 2028, and we have foreign net operating loss carryforwards of approximately $142 million, which will expire beginning in 2009. Certain of the foreign net operating losses have indefinite carryforward periods. As of September 30, 2007 we had U.S. federal, foreign and state net operating loss carryforwards of approximately $763, $117 and $1,141 million, respectively, which, at that time, were scheduled to expire between 2008 and 2027. Certain of the foreign net operating losses have indefinite carryforward periods. Limitations apply to a portion of these net operating loss carryforwards in accordance with Internal Revenue Code Section 382.

The ultimate realization of our deferred tax assets depends on our ability to generate sufficient taxable income of the appropriate character in the future and in the appropriate taxing jurisdictions. We establish valuation allowances for deferred tax assets when we estimate it is more likely than not that the tax assets will not be realized. We base these estimates on projections of future income, including tax planning strategies, in certain jurisdictions. Changes in industry conditions and other economic conditions may impact our ability to project future income. SFAS No. 109 “Accounting for Income Taxes” (“SFAS 109”) requires the establishment of a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets will not be realized. In accordance with SFAS 109, we periodically assess the likelihood that our deferred tax assets will be realized and determine if adjustments to the valuation allowance are appropriate. As a result of this assessment, we recorded a non-cash deferred income tax charge of approximately $257 million related to a valuation allowance against U.S. net deferred tax assets during Fiscal 2008. In addition, we recorded a non-cash deferred income tax charge of approximately $3.6 million in the third quarter of Fiscal 2008 related to an increase in the valuation allowance against our net deferred tax assets in China in connection with the Ningbo Exit Plan. We also determined that a valuation allowance was no longer required in Brazil and thus recorded a $30.9 million benefit in the third quarter of Fiscal 2008 to reverse the valuation allowance previously established. Our total valuation allowance, established for the tax benefit of deferred tax assets that may not be realized, is approximately $496 million at September 30, 2008. Of this amount, approximately $468 million relates to U.S. net deferred tax assets and approximately $28 million relates to foreign net deferred tax assets.

SFAS 142 requires companies to test goodwill and indefinite-lived assets for impairment annually, or more often if an event or circumstance indicates that an impairment loss may have been incurred. During Fiscal 2008 and 2007, the Company recorded non- cash

pretax impairment charges of approximately $861 million and $362 million, respectively. The tax impact, prior to consideration of the current year valuation allowance, of the impairment charges was a deferred tax benefit of approximately $143 million and $77 million respectively, because a significant portion of the impaired assets are not deductible for tax purposes . See “Goodwill and Intangibles Impairment” above, as well as Note 2(c), Significant Accounting Policies and Practices—Intangible Assets, of Notes to Consolidated Financial Statements included in this Annual Report on Form 10-K for additional information regarding these non-cash impairment charges.

In 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48 (“FIN 48”), which clarifies the accounting for uncertainty in tax positions. FIN 48 requires that we recognize in our financial statements the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. We adopted the provision of FIN 48 on October 1, 2007. As a result of the adoption of FIN 48, we recognized no cumulative effect adjustment. As of October 1, 2007 and September 30, 2008 we had approximately $8 million and $7 million of unrecognized tax benefits, respectively, of which approximately $5 million, for both October 1, 2007 and September 30, 2008, would affect our effective tax rate if recognized and approximately $3 million and $2 million, respectively, of which would result in a reduction in goodwill if recognized. The change from October 1, 2007 to September 30, 2008 is primarily a result of the accrual of additional interest and penalties and the settlement of a tax examination in Germany. See Note 10, Income Taxes, of Notes to Consolidated Financial Statements included in this Annual Report on Form 10-K for additional information regarding the settlement of the tax examination in Germany.

Discontinued Operations. On November 5, 2008, the Company’s board of directors committed to the shutdown of the growing products portion of the Home and Garden Business, which includes the manufacturing and marketing of fertilizers, enriched soils, mulch and grass seed, following an evaluation of the historical lack of profitability and the projected input costs and significant working capital demands for the growing product portion of the Home and Garden Business during Fiscal 2009. We believe the shutdown is consistent with what the Company has done in other areas of its business to eliminate unprofitable products from its portfolio. We completed the shutdown of the growing products portion of the Home and Garden Business during the second quarter of Fiscal 2009. Accordingly, the presentation herein of the results of continuing operations excludes the growing products portion of the Home and Garden Business for all periods presented. See Note 11, Discontinued Operations, of Notes to Consolidated Financial Statements included in this Annual Report on Form 10-K for further details on the disposal of the growing products portion of the Home and Garden Business.

The following amounts related to the growing products portion of the Home and Garden Business have been segregated from continuing operations and are reflected as discontinued operations during Fiscal 2008 and Fiscal 2007, respectively:

	2008	2007
Net sales	$261.4	$232.0

Loss from discontinued operations before income taxes	$(27.1)	$6.3
Provision for income tax benefit	(2.1)	—

Loss from discontinued operations, net of tax	$(25.0)	$6.3

In accordance with SFAS 144, long-lived assets to be disposed of are recorded at the lower of their carrying value or fair value less costs to sell. During Fiscal 2008, we recorded a non-cash pretax charge of $6 million in discontinued operations to reduce the carrying value of intangible assets related to the growing products portion of the Home and Garden Business in order to reflect the estimated fair value of this business.

On November 1, 2007, we sold the Canadian division of the Home and Garden Business, which operated under the name Nu-Gro, to a new company formed by RoyCap Merchant Banking Group and Clarke Inc. Cash proceeds received at closing, net of selling expenses, totaled approximately $15 million and were used to reduce outstanding debt. These proceeds are included in net cash provided by investing activities of discontinued operations in our Consolidated Statements of Cash Flows included in this Annual Report on Form 10-K. On February 5, 2008, we finalized the contractual working capital adjustment in connection with this sale which increased our received proceeds by approximately $1 million. As a result of the finalization of the contractual working capital adjustments we recorded a loss on disposal of approximately $1 million, net of tax benefit.

The following amounts related to the Canadian division of the Home and Garden Business have been segregated from continuing operations and are reflected as discontinued operations during Fiscal 2008 and Fiscal 2007, respectively:

	2008(A)	2007
Net sales	$4.7	$88.7

Loss from discontinued operations before income taxes	$(1.9)	$(46.3)
Provision for income tax benefit	(0.7)	(6.3)

Loss from discontinued operations, net of tax	$(1.2)	$(40.0)

(A)	Fiscal 2008 represents results from discontinued operations from October 1, 2007 through November 1, 2007, the date of sale. Included in the Fiscal 2008 loss is a loss on disposal of $1.1 million, net of tax benefit.

In accordance with SFAS 144, long-lived assets to be disposed of by sale are recorded at the lower of their carrying value or fair value less costs to sell. During Fiscal 2007, we recorded a non-cash pretax charge of $45 million in discontinued operations to reduce the carrying value of certain assets, principally consisting of goodwill and intangible assets, related to the Canadian Home and Garden Business in order to reflect the estimated fair value of this business.

Fiscal Year Ended September 30, 2007 Compared to Fiscal Year Ended September 30, 2006

Highlights of consolidated operating results

During Fiscal 2007 and Fiscal 2006, we have presented the growing products portion of our Home and Garden Business and the Canadian division of our Home and Garden Business as discontinued operations. Our board of directors committed to the shutdown of the growing products portion of the Home and Garden Business in November 2008 and the shutdown was completed during the second quarter of our Fiscal 2009. The Canadian division of our Home and Garden Business was sold on November 1, 2007. See Note 11, Discontinued Operations of Notes to Consolidated Financial Statements, included in this Annual Report on Form 10-K for additional information regarding the shutdown of the growing products portion of the Home and Garden Business and the sale of the Canadian division of our Home and Garden Business. As a result, and unless specifically stated, all discussions regarding Fiscal 2007 and Fiscal 2006 only reflect results from our continuing operations.

Net Sales. Net sales for Fiscal 2007 increased to $2,333 million from $2,229 million in Fiscal 2006, a 4.7% increase. The following table details the principal components of the change in net sales from Fiscal 2006 to Fiscal 2007 (in millions):

Net Sales
Fiscal 2006 Net Sales	$2,229
Increase in Pet supplies sales	11
Increase in Global Batteries & Personal Care Remington branded product sales	37
Increase in home and garden control products	4
Decrease in Global Batteries & Personal Care alkaline battery sales	(17)
Foreign currency impact, net	66
Other, net	3

Fiscal 2007 Net Sales	$2,333

Consolidated net sales by product line for Fiscal 2007 and 2006 are as follows (in millions):

	Fiscal Year
	2007	2006
Product line net sales
Consumer batteries	$882	$861
Pet supplies	563	543
Home and garden control products	338	334
Electric shaving and grooming products	268	252
Electric personal care products	187	151
Portable lighting products	95	88

Total net sales to external customers	$2,333	$2,229

Global consumer battery sales increased $21 million, or 2%, primarily driven by a favorable foreign exchange impact of $37 million coupled with growth in Latin America due to favorable pricing, volume growth and product mix. This increase was tempered by declines in alkaline battery sales in North America, as a result of lost distribution, coupled with declines in alkaline battery sales in Europe which were driven by (i) the continued shift in distribution channels from electronic specialty and photo stores to deep discount and food retail channels and (ii) the continued shift in product mix due to consumer preferences for lower-priced private label batteries. Both issues are more fully discussed in “Segment Results” below. Sales of portable lighting products in Fiscal 2007 increased $7 million, or 8%, driven by new product launches. The increase in electric shaving and grooming sales of $16 million, or 6%, is primarily attributable to distribution expansion in our Latin America and European markets. The strong increase in electric personal care sales of $36 million, or 24%, was due to our increased market share. We experienced double digit percentage growth in electric personal care sales in all geographic regions. The $20 million, or 4%, increase in pet supplies sales was primarily due to growth in companion animal sales, driven by our Dingo brand, coupled with the introduction of companion animal products to the European market. Sales of home and garden control products during Fiscal 2007 versus Fiscal 2006 increased $4 million, or 5%, driven by expanded distribution in insect repellants.

Gross Profit. Gross profit for Fiscal 2007 was $877 million versus $871 million for Fiscal 2006. Our gross profit margin for Fiscal 2007 decreased to 37.6% from 39.0% in Fiscal 2006. Higher zinc prices, a key raw material in the production of our batteries, reduced Fiscal 2007 gross profit by approximately $13 million, net of our hedges. Furthermore, Fiscal 2007 included unfavorable manufacturing variances of approximately $17 million within the Home and Garden Business when compared to Fiscal 2006. Included in Fiscal 2007 and Fiscal 2006 were restructuring and related charges of approximately $31 million, and $21 million, respectively. These restructuring and related charges were associated with the various cost cutting initiatives in connection with our global realignment announced in January 2007, ongoing integration activities of our Global Pet Supplies, which are substantially complete, and the rationalization of our Global Batteries & Personal Care European and Latin American manufacturing organizations. See “Restructuring and Related Charges” below, as well as Note 16, Restructuring and Related Charges, of Notes to Consolidated Financial Statements included in this Annual Report on Form 10-K for additional information regarding our restructuring and related charges. Higher battery pricing in North America and Latin America contributed positively to gross profit margin.

Operating Expense. Operating expenses for Fiscal 2007 totaled $1,128 million versus $1,160 million for Fiscal 2006. This $32 million decrease in operating expenses for Fiscal 2007 versus Fiscal 2006 was primarily driven by a decrease of $71 million in impairment charges. Impairment charges in Fiscal 2007 were $362 million versus $433 million in Fiscal 2006. In both Fiscal 2007 and Fiscal 2006 the impairment charges were non-cash charges and related to the write down of the carrying value of goodwill and indefinite-lived intangible assets to fair value in accordance with SFAS 142. See “Goodwill and Intangibles Impairment” below, as well as Note 2(c), Significant Accounting Policies and Practices—Intangible Assets, of Notes to Consolidated Financial Statements included in this Annual Report on Form 10-K for additional information regarding these non-cash impairment charges. Offsetting the decrease in impairment charges were (i) increases in advertising and marketing expenses in Fiscal 2007 of approximately $8 million to support our new Remington, Rayovac and VARTA marketing campaigns, (ii) increases in restructuring and related charges of approximately $33 million, rising to $67 million in Fiscal 2007 from $34 million in Fiscal 2006 and (iii) increases resulting from the write off of professional fees during Fiscal 2007, which totaled approximately $4 million and are included in general and administrative expense, in connection with the write off of professional fees incurred in connection with the termination of the potential sale of the Home and Garden Business. The restructuring and related charges incurred in Fiscal 2007 were primarily attributable to various cost reduction initiatives in connection with our global realignment announced in January 2007, ongoing integration of our Global Pet Supplies, ongoing integration of our Home and Garden Business and rationalization of our Global Batteries & Personal Care European and Latin America manufacturing support, sales and marketing organizations. The restructuring and related charges incurred in Fiscal 2006 were primarily attributable to the ongoing integration of our Global Pet Supplies, ongoing integration of our Home and Garden Business and rationalization of our Global Batteries & Personal Care European manufacturing, support, sales and marketing organization. See “Restructuring and Related Charges” below, as well as Note 16, Restructuring and Related Charges, of Notes to Consolidated Financial Statements included in this Annual Report on Form 10-K for additional information regarding our restructuring and related charges.

Operating Loss. An operating loss of approximately $252 million was recognized in Fiscal 2007 compared to an operating loss in Fiscal 2006 of $289 million. The Fiscal 2007 operating loss is directly attributable to the impact of the previously discussed non-cash impairment charge of $362 million, coupled with restructuring and related charges of $98 million. The Fiscal 2006 operating loss is directly attributable to the previously discussed non-cash impairment charge of approximately $433 million coupled with restructuring and related charges of $55 million.

Segment Results. As discussed above in Item 1, Business, beginning in Fiscal 2007, we manage our business in three reportable segments: (i) Global Batteries & Personal Care, (ii) Global Pet Supplies; and (iii) Home and Garden Business. The presentation of all historical segment reporting herein has been reclassified to conform to this segment reporting.

Operating segment profits do not include restructuring and related charges, interest expense, interest income, impairment charges and income tax expense. In connection with the realignment of our operating segments discussed above, in Fiscal 2007 expenses associated with global operations, consisting of research and development, manufacturing management, global purchasing, quality operations and inbound supply chain, which were previously reflected in corporate expense, are now included in the determination of operating segment profits. In addition, certain general and administrative expenses necessary to reflect the operating segments on a stand alone basis and which were previously reflected as corporate expense have been included in the determination of operating segment profits. Accordingly, corporate expenses include primarily general and administrative expenses associated with corporate overhead and global long-term incentive compensation plans. Segment reporting results for Fiscal 2006 have been reclassified to conform to the changes described above.

All depreciation and amortization included in income from operations is related to operating segments or corporate expense. Costs are allocated to operating segments or corporate expense according to the function of each cost center. All capital expenditures are related to operating segments. Variable allocations of assets are not made for segment reporting.

Global strategic initiatives and financial objectives for each reportable segment are determined at the corporate level. Each reportable segment is responsible for implementing defined strategic initiatives and achieving certain financial objectives and has a general manager responsible for the sales and marketing initiatives and financial results for product lines within that segment. Financial information pertaining to our reportable segments is contained in Note 13, Segment Information, of Notes to Consolidated Financial Statements included in this Annual Report on Form 10-K.

Global Batteries & Personal Care

	2007	2006
	(in millions)
Net sales to external customers	$1,431	$1,352
Segment profit	$144	$117
Segment profit as a % of net sales	10.0%	8.7%
Assets as of September 30,	$1,377	$1,612

Segment net sales to external customers in Fiscal 2007 increased $79 million to $1,431 million from $1,352 million during Fiscal 2006, representing a 6% increase. Favorable foreign currency exchange translation impacted net sales in Fiscal 2007 by approximately $58 million. Battery sales for Fiscal 2007 were slightly up to $882 million when compared to Fiscal 2006 sales of $861 million, principally due to increases in Latin America of $24 million, which were driven by favorable pricing, volume growth and product mix. These increases were tempered by declines in North America sales of $8 million associated with lost distribution as well as in Europe of $25 million driven by (i) our continued exit from the low margin private label battery businesses, (ii) the continued shift in European distribution channels from electronic specialty stores and photo stores to discount channels and (iii) the continued shift in product mix due to consumer preferences for lower-priced private label batteries. Net sales of electric shaving and grooming products in Fiscal 2007 increased by $16 million, or 6%, as the result of the growth in our Latin America and European markets. Electric personal care sales increased by $36 million, an increase of 24% over Fiscal 2006, driven by our expanded global distribution in conjunction with our investments in brand development. Net sales of portable lighting products for Fiscal 2007 increased to $95 million as compared to sales of $88 million for Fiscal 2006. The sales increase was driven by new product launches and occurred in all geographic regions.

Segment profitability in Fiscal 2007 increased to $144 million from $117 million in Fiscal 2006. Segment profitability as a percentage of net sales increased to 10.0% in Fiscal 2007 as compared with 8.7% in Fiscal 2006. The increase in segment profitability for Fiscal 2007 was the result of higher gross profit, driven by sales increases, which more than offset increases in raw material commodity costs, coupled with savings from our Fiscal 2006 Global Batteries & Personal Care restructuring initiatives and our global realignment announced in January 2007. See “Restructuring and Related Charges” below, as well as Note 16, Restructuring and Related Charges, of Notes to Consolidated Financial Statements included in this Annual Report on Form 10-K for additional information regarding our restructuring and related charges. The cost reductions noted above were slightly offset by our increased investment in marketing and advertising expenses of $8 million associated with our new Rayovac, VARTA and Remington marketing campaigns.

Segment assets at September 30, 2007 decreased to $1,377 million from $1,612 million at September 30, 2006. The decrease is primarily attributable to the non-cash impairment of goodwill and certain trade name intangible assets in Fiscal 2007. See “Goodwill and Intangibles Impairment” below as well as Note 2(i), Significant Accounting Policies and Practices—Intangible Assets, of Notes to Consolidated Financial Statements included in this Annual Report on Form 10-K for additional information regarding this impairment charge and the amount attributable to Global Batteries & Personal Care. Goodwill and intangible assets at September 30, 2007 total approximately $530 million and primarily relate to the ROV Ltd., VARTA AG, Remington Products and Microlite acquisitions. Included in long-term liabilities assumed in connection with the acquisition of Microlite is a provision for “presumed” credits applied to the Brazilian excise tax on manufactured products, or “IPI taxes.” Although a previous ruling by the Brazilian Federal Supreme Court had been issued in favor of a specific Brazilian taxpayer with similar tax credits, on February 15, 2007 the Brazilian Federal Supreme Court ruled against certain Brazilian taxpayers with respect to the legality and constitutionality of the IPI “presumed” tax credits. This decision is applicable to all similarly-situated taxpayers. At September 30, 2007, these amounts totaled approximately $33 million and are included in Other long-term liabilities in the Consolidated Balance Sheets included in this Annual Report on Form 10-K.

Global Pet Supplies

	2007	2006
	(in millions)
Net sales to external customers	$563	$543
Segment profit	$71	$72
Segment profit as a % of net sales	12.6%	13.3%
Assets as of September 30,	$1,202	$1,171

Segment net sales to external customers in Fiscal 2007 increased to $563 million from $543 million in Fiscal 2006, representing an increase of $20 million or 4%. Favorable foreign currency exchange translation impacted net sales in Fiscal 2007 by approximately $8 million. The increase in net sales in Fiscal 2007 was primarily driven by growth of 10% in our companion animal products, principally due to sales increases of our Dingo brand, coupled with the introduction of companion animal products in Europe. Worldwide aquatic sales increased approximately $3 million, or 1%, as 17% growth in European aquatic sales was tempered by sales declines in the North American aquatic market.

Segment profitability in Fiscal 2007 decreased to $71 million from $72 million in Fiscal 2006. Segment profitability as a percentage of sales in Fiscal 2007 decreased to 12.6% from 13.3% in the same period last year. This decrease in segment profitability was due to increased spending on marketing and advertising coupled with increases in manufacturing and distribution costs, primarily resulting from challenges encountered in our initiative to consolidate distribution and manufacturing facilities. These costs were somewhat tempered by a curtailment gain of approximately $3 million related to the termination of a post-retirement benefit plan.

Segment assets as of September 30, 2007 increased to $1,202 million from $1,171 million at September 30, 2006. The increase is primarily due to the impact of foreign currency translation. Goodwill and intangible assets as of September 30, 2007 total approximately $964 million and primarily relate to the acquisitions of Tetra and the United Pet Group division of United.

Home and Garden

	2007	2006
	(in millions)
Net sales to external customers	$338	$334
Segment profit	$41	$50
Segment profit as a % of net sales	12.1%	15.0%
Assets as of September 30,	$548	$692

Segment net sales to external customers in Fiscal 2007 increased to $338 million from $334 million in Fiscal 2006, representing an increase of $4 million. The increase in net sales was driven by expanded distribution of insect repellants.

Segment profitability in Fiscal 2007 decreased to $41 million from $50 million in Fiscal 2006. Segment profitability as a percentage of sales in Fiscal 2007 decreased to 12.1% from 15.0% in the same period last year. The decrease in segment profit for Fiscal 2007 was primarily due to unfavorable manufacturing variances associated with the Home and Garden Business, offset by no depreciation and amortization expense being recorded in Fiscal 2007 while depreciation and amortization expense of $12 million was recorded during Fiscal 2006. From October 1, 2006 through September 30, 2007, the U.S. division of our Home and Garden Business was designated as discontinued operations. In accordance with generally excepted accounting principles, while designated as discontinued operations we ceased recording depreciation and amortization expense associated with the assets of this business.

Segment assets as of September 30, 2007 decreased to $548 million from $692 million at September 30, 2006. The decrease is primarily attributable to the non-cash impairment of goodwill in Fiscal 2007. See “Goodwill and Intangibles Impairment” below as well as Note 2(i), Significant Accounting Policies and Practices—Intangible Assets, of Notes to Consolidated Financial Statements included in this Annual Report on Form 10-K for additional information regarding this impairment charge and the amount attributable to Home and Garden. Goodwill and intangible assets as of September 30, 2007 total approximately $374 million and primarily relate to the acquisition of United.

Corporate Expense. Our corporate expense in Fiscal 2007 increased to $47 million from $41 million in Fiscal 2006. The increase in expense for Fiscal 2007 is due to professional fees incurred in connection with our strategic decision to dispose of the Home and Garden Business, increased management incentive compensation expense accruals related to the achievement of current year bonus targets and increased compensation expense related to certain global long-term incentive plans. No such accruals for management incentive compensation expense were included in corporate expense in Fiscal 2006 as performance measures were not achieved. These increases in Fiscal 2007 were somewhat offset by savings associated with the global realignment announced in January 2007 and a curtailment gain of approximately $2 million related to the termination of a U.S. post-retirement benefit plan. Our corporate expense as a percentage of net sales in Fiscal 2007 increased to 1.8% from 1.7% in Fiscal 2006.

Restructuring and Related Charges. See Note 16, Restructuring and Related Charges of Notes to Consolidated Financial Statements, included in this Annual Report on Form 10-K for additional information regarding our restructuring and related charges.

The following table summarizes all restructuring and related charges we incurred in 2007 and 2006 (in millions):

	2007	2006
Costs included in cost of goods sold:
Breitenbach, France facility closure:
Termination benefits	$—	$0.3
Other associated costs	0.5	—
United & Tetra integration:
Termination benefits	0.2	5.4
Other associated costs	13.0	0.4
European initiatives:
Termination benefits	7.5	15.0
Other associated costs	0.3	—
Latin America initiatives:
Termination benefits	0.7	—
Other associated costs	9.8	—
Global Realignment initiatives:
Termination benefits	(0.7)	—

Total included in cost of goods sold	$31.3	$21.1
Costs included in operating expenses:
United & Tetra integration:
Termination benefits	$1.1	$23.9
Other associated costs	12.8	1.8
European initiatives:
Termination benefits	(1.3)	7.9
Latin America initiatives:
Termination benefits	0.4	—
Other associated costs	—	—
Global Realignment:
Termination benefits	48.7	—
Other associated costs	5.0	—

Total included in operating expenses	$66.7	$33.6

Total restructuring and related charges	$98.0	$54.7

During Fiscal 2005, we announced the closure of a zinc carbon manufacturing facility in Breitenbach, France within Global Batteries and Personal Care. We recorded $1 million of pretax restructuring and related charges during the Fiscal 2007, and de minimis pretax restructuring and related charges in Fiscal 2006, in connection with this closure. The costs associated with the initiative are complete and totaled approximately $11 million.

In connection with the acquisitions of United and Tetra in Fiscal 2005, we implemented a series of initiatives to optimize the global resources of the combined companies. These initiatives included: integrating all of United’s home and garden administrative services, sales and customer service functions into our operations in Madison, Wisconsin; converting all information systems to SAP; consolidating United’s home and garden manufacturing and distribution locations in North America; rationalizing the North America supply chain; and consolidating administrative, manufacturing and distribution facilities at our Global Pet Supplies business. In addition, certain corporate functions were shifted to our global headquarters in Atlanta, Georgia. Effective October 1, 2006, we suspended initiatives to integrate the activities of the Home and Garden Business into our operations in Madison, Wisconsin. We recorded $5 million and $20 million of restructuring and related charges in Fiscal 2007 and Fiscal 2006, respectively, in connection with the integration of the United home and garden business. We have recorded pretax restructuring and related charges of approximately $31 million since the inception of this initiative.

Integration activities within Global Pet Supplies were substantially complete as of September 30, 2007. Global Pet Supplies integration activities consisted primarily of the rationalization of manufacturing facilities and the optimization of our distribution network. As a result of these integration initiatives, two pet supplies facilities were closed in 2005, one in Brea, California and the other in Hazleton, Pennsylvania, one pet supply facility was closed in 2006, in Hauppauge, New York and one pet supply facility was closed in 2007 in Moorpark, California. We recorded approximately $22 million and $9 million of pretax restructuring and related charges during Fiscal 2007 and Fiscal 2006, respectively, primarily in connection with our integration activities within Global Pet Supplies. We have recorded pretax restructuring and related charges of approximately $35 million since the inception of the integration activities within Global Pet Supplies.

In connection with the European Initiatives, which are substantially complete, we implemented a series of initiatives within the Global Batteries & Personal Care segment in Europe to reduce operating costs and rationalize our manufacturing structure. These initiatives include the relocation of certain operations at our Ellwangen, Germany packaging center to the Dischingen, Germany battery plant, transferring private label battery production at our Dischingen, Germany battery plant to our manufacturing facility in China and restructuring Europe’s sales, marketing and support functions. We recorded approximately $7 million and $21 million of pretax restructuring and related charges during Fiscal 2007 and Fiscal 2006, respectively, in connection with the European Initiatives. We have recorded pretax restructuring and related charges of approximately $27 million since the inception of the European Initiatives.

In connection with the Latin American Initiatives, which are substantially complete, we implemented a series of initiatives within the Global Batteries & Personal Care segment in Latin America to reduce operating costs. The initiatives include the reduction of certain manufacturing operations in Brazil and the restructuring of management, sales, marketing and support functions. We recorded approximately $11 million of pretax restructuring and related charges during Fiscal 2007 in connection with the Latin American Initiatives. We have recorded pretax restructuring and related charges of approximately $11 million since the inception of the Latin American Initiatives.

In Fiscal 2007, we began managing our business in three vertically integrated, product-focused reporting segments; Global Batteries & Personal Care, Global Pet Supplies and the Home and Garden Business. As part of this realignment, our global operations organization, which had previously been included in corporate expense, consisting of research and development, manufacturing management, global purchasing, quality operations and inbound supply chain, is now included in each of the operating segments. See also Note 13, Segment Results, of Notes to Consolidated Financial Statements included in this Annual Report on Form 10-K for additional discussion on the realignment of our operating segments. In connection with the Global Realignment Initiatives, we recorded approximately $53 million of pretax restructuring and related charges during Fiscal 2007 in connection with the Global Realignment Initiatives. Costs associated with these initiatives, which are expected to be incurred through December 31, 2008, relate primarily to severance and are projected at approximately $85 million.

Goodwill and Intangibles Impairment. SFAS 142 requires companies to test goodwill and indefinite-lived intangible assets for impairment annually, or more often if an event or circumstance indicates that an impairment loss may have been incurred. In Fiscal 2007 and 2006, we tested our goodwill and indefinite-lived intangible assets. As a result of this testing, we recorded a non-cash pretax impairment charge of $362 million and $433 million in Fiscal 2007 and 2006, respectively. The $362 million impairment charge incurred in Fiscal 2007 reflects goodwill associated with our U.S. Home and Garden Business and our North America reporting unit, which is included as part of our Global Batteries & Personal Care reportable segment, coupled with an impairment of trade name intangible assets primarily associated with our Global Batteries & Personal Care business segment. The $433 million non-cash pretax impairment charge incurred in Fiscal 2006 reflects impaired goodwill of $353 million of which $235 million relates to our Global Pet Supplies business segment and $118 million relates to our Latin America reporting unit, which is included as part of our Global Batteries & Personal Care reportable segment. The remaining charge of $80 million relates to impaired trade name intangible assets of which $35 million is associated with our Global Pet Supplies business segment and $45 million is associated with our Latin America and Europe/ROW reporting units, both of which are included as part of our Global Batteries & Personal Care reportable segment. Future cash expenditures will not result from these impairment charges. See Note 2(i), Significant Accounting Policies and Practices—Intangible Assets, of Notes to Consolidated Financial Statements included in this Annual Report on Form 10-K for further details on these impairment charges.

Interest Expense. Interest expense in Fiscal 2007 increased to $256 million from $176 million in Fiscal 2006. The increase was partly due to the write-off of debt issuance costs of $25 million and prepayment penalties of $12 million. These charges were incurred in connection with the refinancing of our previously existing senior credit facilities and the exchange of our 8  1/2% Senior Subordinated Notes due 2013 for the New Notes, pursuant to the terms of an exchange offer, both of which occurred on March 30, 2007 described below in “Debt Financing Activities.” In addition, interest expense in Fiscal 2007 was higher due to higher interest rates and higher average debt balances. See Note 7, Debt, of Notes to Consolidated Financial Statements included in this Annual Report on Form 10-K for additional information regarding the refinancing and the Exchange Offer.

Other Income, net. Other income, net for Fiscal 2007 includes foreign exchange loss of $5 million off-set by interest income of $3 million and other miscellaneous income. Fiscal 2006 other income, net includes the benefit of two asset sales. We recognized a net gain of approximately $8 million on the sale of our Bridgeport, CT manufacturing facility, which was acquired as part of the Remington Products acquisition, and subsequently closed in our fiscal year ended September 30, 2004, and our Madison, WI packaging facility, which was closed in our fiscal year ended September 30, 2003. Prior to these sales, these assets were included in assets held for sale in our Consolidated Balance Sheets included in this Annual Report on Form 10-K.

Income Taxes. Our effective tax rate on losses from continuing operations is approximately (9.9%) for Fiscal 2007. Our effective tax rate on income from continuing operations was approximately 6.8% for Fiscal 2006. The primary drivers of the change in our effective tax rate consist of additional tax expense recorded related to an increase in the valuation allowance associated with our U.S. deferred tax assets and the tax impact of the impairment charges recorded in Fiscal 2007 for certain non-deductible goodwill.

As of September 30, 2007, we have U.S. federal and state net operating loss carryforwards of approximately $763 and $1,141 million, respectively, which will expire between 2008 and 2027, and we have foreign net operating loss carryforwards of approximately $117 million, which will expire beginning in 2008. Certain of the foreign net operating losses have indefinite carryforward periods. As of September 30, 2006 we had U.S. federal, foreign and state net operating loss carryforwards of approximately $464, $110 and $852 million, respectively, which, at that time, were scheduled to expire between 2008 and 2026. Certain of the foreign net operating losses have indefinite carryforward periods. Limitations apply to a portion of these net operating loss carryforwards in accordance with Internal Revenue Code Section 382.

The ultimate realization of our deferred tax assets depends on our ability to generate sufficient taxable income of the appropriate character in the future and in the appropriate taxing jurisdictions. We establish valuation allowances for deferred tax assets when we estimate it is more likely than not that the tax assets will not be realized. We base these estimates on projections of future income, including tax planning strategies, in certain jurisdictions. Changes in industry conditions and other economic conditions may impact our ability to project future income. SFAS 109 requires the establishment of a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets will not be realized. In accordance with SFAS 109, we periodically assess the likelihood that our deferred tax assets will be realized and determine if adjustments to the valuation allowance are appropriate. As a result of this assessment, we recorded an approximately $157 million non-cash deferred income tax charge related to a valuation allowance against U.S. net deferred tax assets during the fourth quarter of Fiscal 2007. In addition, we recorded a non-cash deferred income tax charge of approximately $7 million in the fourth quarter of Fiscal 2007 related to an increase in the valuation allowance against our net deferred tax assets in Mexico. In addition to these valuation allowances, we have also recorded valuation allowances, primarily related to net operating loss carryforwards, in Brazil, Argentina, Chile and Canada. Our total valuation allowance, established for the tax benefit of deferred tax assets that may not be realized, is approximately $307 million at September 30, 2007. Of this amount, approximately $235 million relates to U.S. net deferred tax assets and approximately $72 million relates to foreign net deferred tax assets.

SFAS 142 requires companies to test goodwill and indefinite-lived assets for impairment annually, or more often if an event or circumstance indicates that an impairment loss may have been incurred. During Fiscal 2007 and 2006, the Company recorded non-cash pretax impairment charges of approximately $362 million and $433 million, respectively. The tax impact, prior to consideration of the current year valuation allowance, of the impairment charges was limited to a deferred tax benefit of approximately $77 million and $43 million respectively, because a significant portion of the impaired assets are not deductible for tax purposes. See “Goodwill and Intangibles Impairment” above, as well as Note 2(c), Significant Accounting Policies and Practices—Intangible Assets, of Notes to Consolidated Financial Statements included in this Annual Report on Form 10-K for additional information regarding these non-cash impairment charges.

Discontinued Operations. On November 5, 2008, the Company’s board of directors committed to the shutdown of the growing products portion of the Home and Garden Business, which includes the manufacturing and marketing of fertilizers, enriched soils, mulch and grass seed, following an evaluation of the historical lack of profitability and the projected input costs and significant working capital demands for the growing product portion of the Home and Garden Business during Fiscal 2009. We believe the shutdown is consistent with what the Company has done in other areas of its business to eliminate unprofitable products from its portfolio. We completed the shutdown of the growing products portion of the Home and Garden Business during the second quarter of Fiscal 2009. Accordingly, the presentation herein of the results of continuing operations excludes the growing products portion of the Home and Garden Business for all periods presented. See Note 11, Discontinued Operations, of Notes to Consolidated Financial Statements included in this Annual Report on Form 10-K for further details on the disposal of the growing products portion of the Home and Garden Business.

The following amounts related to the growing products portion of the Home and Garden Business have been segregated from continuing operations and are reflected as discontinued operations during Fiscal 2007 and Fiscal 2006, respectively:

	2007	2006
Net sales	$232.0	$233.7

Loss from discontinued operations before income taxes	$6.3	$5.2
Provision for income tax expense	—	2.0

Loss from discontinued operations, net of tax	$6.3	$3.2

On November 1, 2007, we sold the Canadian division of the Home and Garden Business, which operated under the name Nu-Gro, to a new company formed by RoyCap Merchant Banking Group and Clarke Inc. Cash proceeds received at closing, net of selling expenses, totaled approximately $15 million and were used to reduce outstanding debt. These proceeds are included in net cash provided by investing activities of discontinued operations in our Consolidated Statements of Cash Flows included in this Annual Report on Form 10-K. On February 5, 2008, we finalized the contractual working capital adjustment in connection with this sale which increased our proceeds received by approximately $1 million. As a result of the finalization of the contractual working capital adjustments we recorded a loss on disposal of approximately $1 million, net of tax benefit.

The following amounts related to the Canadian division of the Home and Garden Business have been segregated from continuing operations and are reflected as discontinued operations during Fiscal 2007 and Fiscal 2006, respectively:

	2007	2006
Net sales	$88.7	$89.5

Loss from discontinued operations before income taxes	$(46.3)	$(0.4)
Provision for income tax benefit	(6.3)	(0.1)

Loss from discontinued operations, net of tax	$(40.0)	$(0.3)

In accordance with SFAS 144, long-lived assets to be disposed of by sale are recorded at the lower of their carrying value or fair value less costs to sell. During Fiscal 2007, we recorded a non-cash pretax charge of $45 million in discontinued operations to reduce the carrying value of certain assets, principally consisting of goodwill and intangible assets, related to the Canadian Home and Garden Business in order to reflect the estimated fair value of this business.

On January 25, 2006, we sold Nu-Gro Pro and Tech to Agrium Inc. As part of the transaction, we signed strategic multi-year reciprocal supply agreements with Agrium. Proceeds from the sale totaled approximately $83 million after selling expenses and contractual working capital adjustments which were finalized on October 30, 2006. Proceeds from the sale were used to reduce outstanding debt.

Effective October 1, 2005, we reflected the operations of Nu-Gro Pro and Tech as discontinued operations. The Company discontinued these operations as part of the United integration initiatives. See Note 16, Restructuring and Related Charges, of Notes to Consolidated Financial Statements included in this Annual Report on Form 10-K, for additional discussion of United integration initiatives. The following amounts have been segregated from continuing operations and are reflected as discontinued operations for Fiscal 2006 (in millions):

2006(A)
Net sales	$16.3

Loss from discontinued operations before income taxes	$(6.4)
Provision for income tax benefit	(0.9)

Loss from discontinued operations (including loss on disposal of $3.9 in Fiscal 2006), net of tax	$(5.5)

(A)	Represents results for the discontinued operations for October 1, 2005 through January 2006.

Liquidity and Capital Resources

Operating Activities. Net cash used by operating activities was $10 million during Fiscal 2008 as compared to $33 million used in Fiscal 2007. The decrease in cash used was a result of a $9 million increase in income from continuing operations when adjusted for non-cash items. In addition, favorable changes in operating assets and liabilities increased operating cash flow by $14 million in Fiscal 2008 compared to Fiscal 2007. Cash used in operating activities of discontinued operations was $5 million in both Fiscal 2008 and Fiscal 2007.

We expect to fund our cash requirements, including capital expenditures, interest and principal payments due in Fiscal 2009 and other requirements through a combination of cash on hand and cash flows from operations and available borrowings under our ABL Facility. Going forward our ability to satisfy financial and other covenants in our senior credit agreements and senior subordinated indentures and to make scheduled payments or prepayments on our debt and other financial obligations will depend on our future financial and operating performance. There can be no assurances that our businesses will generate sufficient cash flows from operations or that future borrowings under the ABL Facility will be available in an amount sufficient to satisfy our debt maturities or to fund our other liquidity needs. In addition, the current economic crisis could have a further negative impact on our financial position, results of operations or cash flows. See Part I, Item 1A, “Risk Factors” for further discussion of the risks associated with our ability to service all of our existing indebtedness, our ability to maintain compliance with financial and other covenants related to our indebtedness and the impact of the current economic crisis.

We are also continuing to explore, with the help of our financial advisors, a wide variety of possible options to reduce or restructure our significant outstanding indebtedness. However, there can be no assurance that we will be able to successfully implement any such option. See Part I, Item 1A, “Risk Factors” for further discussion of the risks associated with our implementing potential strategies.

While we have undertaken various cost reduction initiatives designed to strengthen our market position and improve our financial performance, some of these initiatives will require time before the intended benefits can be realized, and, given current adverse economic conditions and the rapidly changing retail landscape, it is difficult to predict what their possible financial impact ultimately will be.

If our future cash flows and capital resources are insufficient, we could face substantial liquidity problems and will likely be required to significantly reduce or delay capital expenditures, curtail, eliminate or dispose of substantial assets or operations, or undertake significant restructuring measures; which could include further reducing the size of our workforce, seeking additional capital or pursuing other alternatives to restructure or refinance our indebtedness, all of which could substantially affect our business, financial condition and results of operations.

Investing Activities. Net cash used by investing activities was $6 million for Fiscal 2008. For Fiscal 2007 investing activities used cash of $23 million. The $17 million decrease was primarily due to the proceeds received in connection with the November 2007 sale of the Canadian division of the Home and Garden Business of approximately $15 million. Capital expenditures for continuing operations were $18 million during Fiscal 2008 in comparison with $23 million during Fiscal 2007.

Debt Financing Activities

Senior Credit Facilities

During Fiscal 2007, we refinanced our outstanding senior credit facilities with new senior secured credit facilities pursuant to a new senior credit agreement (the “Senior Credit Agreement”) consisting of a $1 billion U.S. Dollar Term B Loan facility (the “U.S. Dollar Term B Loan”), a $200 million U.S. Dollar Term B II Loan facility (the “U.S. Dollar Term B II Loan”), a €262 million Term Loan facility (the “Euro Facility”), and a $50 million synthetic letter of credit facility (the “L/C Facility”). The proceeds of borrowings under the Senior Credit Agreement were used to repay all outstanding obligations under our Fourth Amended and Restated Credit Agreement, dated as of February 7, 2005, to pay fees and expenses in connection with the refinancing and the exchange offer completed on March 30, 2007 relating to certain of our senior subordinated notes and for general corporate purposes. Subject to certain mandatory prepayment events, the term loan facilities under the Senior Credit Agreement are subject to repayment according to a scheduled amortization, with the final payment of all amounts outstanding, plus accrued and unpaid interest, due on March 30, 2013. Letters of credit issued pursuant to the L/C Facility are required to expire, at the latest, five business days prior to March 30, 2013.

On September 28, 2007, as provided for in the Senior Credit Agreement, we entered into a $225 million U.S. Dollar Asset Based Revolving Loan Facility (the “ABL Facility”) pursuant to a new credit agreement (the “ABL Credit Agreement”). The ABL Facility replaced the U.S. Dollar Term B II Loan, which was simultaneously prepaid using cash on hand generated from our operations and available cash from prior borrowings under our Senior Credit Agreement in connection with the above-referenced refinancing. We may increase the existing $225 million commitment under the ABL Facility up to $300 million upon request to the lenders under the ABL Facility and upon meeting certain criteria specified in the ABL Credit Agreement. The ABL Credit Facility has a maturity date of September 28, 2011, subject to certain mandatory prepayment events. As of September 30, 2008, we had aggregate borrowing availability of approximately $108 million, net of lender reserves of $32 million and outstanding letters of credit of $5 million, under the ABL Facility. As of September 30, 2007, we had aggregate borrowing availability of approximately $171 million, net of lenders reserves of $32 million, under the ABL Facility. References to “Senior Credit Facilities” in this Annual Report on Form 10-K, refer, collectively, to the U.S. Dollar Term B Loan, the Euro Facility and the ABL Facility.

During Fiscal 2008, we repaid $29 million of term loan indebtedness under our Senior Credit Agreement with borrowings under the ABL Facility and net proceeds from the sale of the Canadian division of the Home and Garden Business. See Note 11, Discontinued Operations, of Notes to Consolidated Financial Statements included in this Annual Report on Form 10-K for additional information on the sale of the Canadian division of the Home and Garden Business.

At September 30, 2008, the aggregate amount outstanding under our Senior Credit Facilities totaled a U.S. Dollar equivalent of $1,479 million, including principal amounts of $976 million under the U.S. Dollar Term B Loan, €256 million under the Euro Facility (USD $369 million at September 30, 2008) and $85 million under the ABL Facility, including $5 million in letters of credit. Letters of credit outstanding under the L/C Facility totaled $48 million at September 30, 2008.

The Senior Credit Agreement contains financial covenants with respect to debt, including, but not limited to, a maximum senior secured leverage ratio, which covenants, pursuant to their terms, become more restrictive over time. In addition, the Senior Credit Agreement contains customary restrictive covenants, including, but not limited to, restrictions on our ability to incur additional indebtedness, create liens, make investments or specified payments, give guarantees, pay dividends, make capital expenditures and merge or acquire or sell assets. Pursuant to a guarantee and collateral agreement, we have guaranteed our respective obligations under the Senior Credit Agreement and related loan documents and have pledged substantially all of our respective assets to secure such obligations.

The ABL Credit Agreement also contains customary restrictive covenants, including, but not limited to, restrictions on our ability to incur additional indebtedness, create liens, make investments or specified payments, give guarantees, pay dividends, make capital expenditures and merge or acquire or sell assets. Pursuant to a guarantee and collateral agreement, we have guaranteed our respective obligations under the ABL Credit Agreement and related loan documents and have pledged certain of our liquid assets, including, but not limited to, deposit accounts, trade receivables and inventory to secure such obligations.

The Senior Credit Agreement and ABL Credit Agreement each provide for customary events of default, including payment defaults and cross-defaults on other material indebtedness. If an event of default occurs and is continuing under either agreement amounts due under such agreement may be accelerated and the rights and remedies of the lenders under such agreement available under the applicable loan documents may be exercised, including rights with respect to the collateral securing the obligations under such agreement.

As of September 30, 2008, we were in compliance with all of the covenants under the Senior Credit Agreement and ABL Credit Agreement.

Senior Subordinated Notes

At September 30, 2008, we had outstanding principal of $700 million under our 7  3/8% Senior Subordinated Notes due 2015, outstanding principal of $3 million under our 8  1/2% Senior Subordinated Notes due 2013, and outstanding principal of $347 million under our Variable Rate Toggle Senior Subordinated Notes due 2013 (collectively, the “Senior Subordinated Notes”). The Variable Rate Toggle Senior Subordinated Notes due 2013 are subject to a variable rate of interest that increases semi-annually, varying depending on whether interest is paid in cash or increased principal. As of September 30, 2008, the Variable Rate Toggle Senior Subordinated Notes due 2013 bore interest at a rate of 12%.

We may redeem all or a part of the Variable Rate Toggle Senior Subordinated Notes due 2013 upon not less than 30 nor more than 60 days notice, at specified redemption prices. The terms of the 8  1/2% Senior Subordinated Notes due 2013 and 7  3/8% Senior Subordinated Notes due 2015 do not currently permit redemption. Further, the indentures governing the 7  3/8% Senior Subordinated Notes due 2015 and the Variable Rate Toggle Subordinated Notes due 2013 require us to make an offer, in cash, to repurchase all or a portion of the applicable outstanding notes for a specified redemption price, including a redemption premium, upon the occurrence of a change of control of our Company, as defined in such indentures and require prepayment in connection with certain asset sales.

The indentures governing the Senior Subordinated Notes contain customary covenants that limit our and certain of our subsidiaries’ ability to, among other things, incur additional indebtedness, pay dividends on or redeem or repurchase our equity interests, make certain investments, expand into unrelated businesses, create liens on assets, merge or consolidate with another company, transfer or sell all or substantially all of our assets, and enter into transactions with affiliates. In addition, the indentures governing the Senior Subordinated Notes each provide for customary events of default, including failure to make required payments, failure to comply with certain agreements or covenants, failure to make payments on or acceleration of certain other indebtedness, and certain events of bankruptcy and insolvency. Events of default under the respective indentures arising from certain events of bankruptcy or insolvency will automatically cause the acceleration of the amounts due under the notes subject to that indenture. If any other event of default under an indenture occurs and is continuing, the trustee for that indenture or the registered holders of at least 25% in the then aggregate outstanding principal amount of those notes may declare the acceleration of the amounts due under those notes.

As of September 30, 2008, we were in compliance with all covenants under the Senior Subordinated Notes and the respective indentures. We, however, are subject to certain limitations as a result of our Fixed Charge Coverage Ratio under each of the indentures being below 2:1, due to significant restructuring charges and reduced business performance. Until the test is satisfied, we and certain of our subsidiaries are limited in our ability to make significant acquisitions or incur significant additional senior credit facility debt beyond the Senior Credit Facilities. We do not expect our inability to satisfy the Fixed Charge Coverage Ratio test to impair our ability to provide adequate liquidity to meet the short-term and long-term liquidity requirements of our existing businesses, although no assurance can be given in this regard.

Interest Payments and Fees

In addition to principal payments on our Senior Credit Facilities, we have annual interest payment obligations of approximately $44 million in the aggregate under our Variable Rate Toggle Senior Subordinated Notes due 2013, approximately $0.2 million in the aggregate under our 8  1/2% Senior Subordinated Notes due 2013 and approximately $52 million in the aggregate under our 7  3/8 % Senior Subordinated Notes due 2015. We also incur interest on our borrowings under the Senior Credit Facilities, and such interest would increase borrowings under the ABL Facility if cash were not otherwise available for such payments. Interest on the Senior Subordinated Notes is payable semi-annually in arrears and interest under the Senior Credit Facilities is payable on various interest payment dates as provided in the Senior Credit Agreement and the ABL Credit Agreement. Interest is payable in cash, except that interest under the Variable Rate Toggle Senior Subordinated Notes due 2013 may be paid by increasing the aggregate principal amount due under the subject notes, subject to certain conditions. Based on amounts currently outstanding under the Senior Credit Facilities, and using market interest rates and foreign exchange rates in effect as of September 30, 2008, we estimate annual interest payments of approximately $106 million in the aggregate under our Senior Credit Facilities would be required assuming no further principal payments were to occur and excluding any payments associated with outstanding interest rate swaps. We are required to pay certain fees in connection with the Senior Credit Facilities and the L/C Facility. Such fees include a quarterly commitment fee of 0.375% on the unused portion of the ABL Facility, certain additional fees with respect to the letter of credit subfacility under the ABL Facility and a quarterly commitment fee of 4.15% on the L/C Facility.

Equity Financing Activities. During Fiscal 2008, we granted approximately 0.4 million shares of restricted stock. Of these grants, approximately 0.2 million shares are time-based and vest on a pro rata basis over a three year period and 0.2 million shares are performance-based and vest upon achievement of certain performance goals. All vesting dates are subject to the recipient’s continued employment with us. The total market value of the restricted shares on the date of grant was approximately $2.2 million which has been recorded as unearned restricted stock compensation. Unearned compensation is amortized to expense over the appropriate vesting period.

If we are not able to maintain our listing with the NYSE, it may be difficult to issue additional securities for financing or other purposes in future periods.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Contractual Obligations & Other Commercial Commitments

Contractual Obligations

The following table summarizes our contractual obligations as of September 30, 2008 and the effect such obligations are expected to have on our liquidity and cash flow in future periods. The table excludes other obligations we have reflected on our Consolidated Balance Sheets included in this Annual Report on Form 10-K, such as pension obligations. See Note 12, Employee Benefit Plans, of Notes to Consolidated Financial Statements included in this Annual Report on Form 10-K for a more complete discussion of our employee benefit plans (in millions):

	Contractual Obligations
	Payments due by Fiscal Year
	2009	2010	2011	2012	2013	Thereafter	Total
Debt:
Debt, excluding capital lease obligations	$48	$14	$93	$14	$1,291	$1,050	$2,510
Capital lease obligations(1)	2	1	1	1	1	13	19

	50	15	94	15	1,292	1,063	2,529
Operating lease obligations	34	32	28	27	22	73	216

Total Contractual Obligations	$84	$47	$122	$42	$1,314	$1,136	$2,745

(1)	Capital lease payments due by fiscal year include executory costs and imputed interest not reflected in the Consolidated Balance Sheets included in this Annual Report on Form 10-K.

Other Commercial Commitments

The following table summarizes our other commercial commitments as of September 30, 2008, consisting entirely of standby letters of credit that back the performance of certain of our entities under various credit facilities, insurance policies and lease arrangements (in millions):

	Other Commercial Commitments
	Amount of Commitment Expiration by Fiscal Year
	2009	2010	2011	2012	2013	Thereafter	Total
Letters of credit	$53	$—	$—	$—	$—	$—	$53

Total Other Commercial Commitments	$53	$—	$—	$—	$—	$—	$53

Critical Accounting Policies

Our Consolidated Financial Statements have been prepared in accordance with generally accepted accounting principles in the United States of America and fairly present our financial position and results of operations. We believe the following accounting policies are critical to an understanding of our financial statements. The application of these policies requires management’s judgment and estimates in areas that are inherently uncertain.

Valuation of Assets and Asset Impairment

We evaluate certain long-lived assets to be held and used, such as property, plant and equipment and definite-lived intangible assets for impairment based on the expected future cash flows or earnings projections associated with such assets. Impairment reviews are conducted at the judgment of management when it believes that a change in circumstances in the business or external factors warrants a review. Circumstances such as the discontinuation of a product or product line, a sudden or consistent decline in the sales forecast for a product, changes in technology or in the way an asset is being used, a history of operating or cash flow losses or an adverse change in legal factors or in the business climate, among others, may trigger an impairment review. An asset’s value is deemed impaired if the discounted cash flows or earnings projections generated do not substantiate the carrying value of the asset. The estimation of such amounts requires management’s judgment with respect to revenue and expense growth rates, changes in working capital and selection of an appropriate discount rate, as applicable. The use of different assumptions would increase or decrease discounted future operating cash flows or earnings projections and could, therefore, change impairment determinations.

SFAS 142 requires companies to test goodwill and indefinite-lived intangible assets for impairment annually, or more often if an event or circumstance indicates that an impairment loss may have been incurred. In Fiscal 2008 and 2007, we tested our goodwill and indefinite-lived intangible assets. As a result of this testing, we recorded a non-cash pretax impairment charge of $861 million and $362 million in Fiscal 2008 and 2007, respectively. The $861 million impairment charge incurred in Fiscal 2008 reflects impaired goodwill of $602 million and impaired trade name intangible assets of $259 million. The $602 million of impaired goodwill consisted of the following: (i) $426 million associated with our Global Pet Supplies reportable segment; (ii) $160 million associated with our Home and Garden Business; and (iii) $16 million related to our Global Batteries & Personal Care reportable segment as a result of the Ningbo Exit Plan. The $257 million of impaired trade name intangible assets consisted of the following: (i) $86 million related to our Global Batteries & Personal Care reportable segment; (ii) $98 million related to Global Pet Supplies; and (iii) $73 million related to our Home and Garden Business. The $362 million impairment charge incurred in Fiscal 2007 reflects $214 million of goodwill associated with our North America reporting unit, which is now part of our Global Batteries & Personal Care reportable segment, a goodwill impairment of $124 million within the U.S. Home and Garden Business and an impairment of trade name intangible assets of $34 million, primarily associated with our Global Batteries & Personal Care reportable segment. Future cash expenditures will not result from these impairment charges.

We used a discounted estimated future cash flows methodology, third party valuations and negotiated sales prices to determine the fair value of our reporting units (goodwill). Fair value of indefinite-lived intangible assets, which represent trade names, was determined using a relief from royalty methodology. Assumptions critical to our fair value estimates were: (i) the present value factors used in determining the fair value of the reporting units and trade names or third party indicated fair values for assets expected to be disposed; (ii) royalty rates used in our trade name valuations; (iii) projected average revenue growth rates used in the reporting unit and trade name models; and (iv) projected long-term growth rates used in the derivation of terminal year values. We also tested fair value for reasonableness by comparison to the total market capitalization of the Company, which includes both our equity and debt securities. These and other assumptions are impacted by economic conditions and expectations of management and will change in the future based on period specific facts and circumstances. In light of a sustained decline in market capitalization coupled with the decline of the fair value of our debt securities, we also considered these factors in the Fiscal 2008 annual impairment testing.

In accordance with SFAS 109, we establish valuation allowances for deferred tax assets when we estimate it is more likely than not that the tax assets will not be realized. We base these estimates on projections of future income, including tax-planning strategies, by individual tax jurisdictions. Changes in industry and economic conditions and the competitive environment may impact the accuracy of our projections. In accordance with SFAS 109, during each reporting period we assess the likelihood that our deferred tax assets will be realized and determine if adjustments to the valuation allowance are appropriate. As a result of this assessment, during Fiscal 2008 and Fiscal 2007 we recorded a non-cash deferred income tax charge of approximately $200 million and $245 million, respectively, related to increasing the valuation allowance against our net deferred tax assets.

See Note 2(h), Significant Accounting Policies and Practices—Property, Plant and Equipment, Note 2(i), Significant Accounting Policies and Practices—Intangible Assets, Note 4, Property, Plant and Equipment, Note 5, Assets Held for Sale, Note 6, Intangible Assets, Note 10, Income Taxes, and Note 11, Discontinued Operations, of Notes to Consolidated Financial Statements included in this Annual Report on Form 10-K for more information about these assets.

Revenue Recognition and Concentration of Credit Risk

We recognize revenue from product sales generally upon delivery to the customer or the shipping point in situations where the customer picks up the product or where delivery terms so stipulate. This represents the point at which title and all risks and rewards of ownership of the product are passed, provided that: there are no uncertainties regarding customer acceptance; there is persuasive evidence that an arrangement exists; the price to the buyer is fixed or determinable; and collectibility is deemed reasonably assured. We are generally not obligated to allow for, and our general policy is not to accept, product returns for battery sales. We do accept returns in specific instances related to our electric shaving and grooming, electric personal care, lawn and garden, household insect control and pet supply products. The provision for customer returns is based on historical sales and returns and other relevant information. We estimate and accrue the cost of returns, which are treated as a reduction of net sales.

We enter into various promotional arrangements, primarily with retail customers, including arrangements entitling such retailers to cash rebates from us based on the level of their purchases, which require us to estimate and accrue the costs of the promotional programs. These costs are generally treated as a reduction of net sales.

We also enter into promotional arrangements that target the ultimate consumer. Such arrangements are treated as either a reduction of net sales or an increase in cost of sales, based on the type of promotional program. The income statement presentation of our promotional arrangements complies with Emerging Issues Task Force (“EITF”) No. 01-09, “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products).” Cash consideration, or an equivalent thereto, given to a customer is generally classified as a reduction of net sales. If we provide a customer anything other than cash, the cost of the consideration is classified as an expense and included in cost of sales.

For all types of promotional arrangements and programs, we monitor our commitments and use statistical measures and past experience to determine the amounts to be recorded for the estimate of the earned, but unpaid, promotional costs. The terms of our customer-related promotional arrangements and programs are tailored to each customer and are generally documented through written contracts, correspondence or other communications with the individual customers.

We also enter into various arrangements, primarily with retail customers, which require us to make an upfront cash, or “slotting” payment, to secure the right to distribute through such customer. We capitalize slotting payments, provided the payments are supported by a time or volume based arrangement with the retailer, and amortize the associated payment over the appropriate time or volume based term of the arrangement. The amortization of slotting payments is treated as a reduction in net sales and a corresponding asset is reported in Deferred charges and other in our Consolidated Balance Sheets included in this Annual Report on Form 10-K.

Our trade receivables subject us to credit risk which is evaluated based on changing economic, political and specific customer conditions. We assess these risks and make provisions for collectibility based on our best estimate of the risks presented and information available at the date of the financial statements. The use of different assumptions may change our estimate of collectibility. We extend credit to our customers based upon an evaluation of the customer’s financial condition and credit history and generally do not require collateral. Our credit terms generally range between 30 and 90 days from invoice date, depending upon the evaluation of the customer’s financial condition and history. We monitor our customers’ credit and financial condition in order to assess whether the economic conditions have changed and adjust our credit policies with respect to any individual customer as we determine appropriate. These adjustments may include, but are not limited to, restricting shipments to customers, reducing credit limits, shortening credit terms, requiring cash payments in advance of shipment or securing credit insurance.

See Note 2(b), Significant Accounting Policies and Practices—Revenue Recognition, Note 2(c), Significant Accounting Policies and Practices—Use of Estimates and Note 2(e), Significant Accounting Policies and Practices—Concentrations of Credit Risk and Major Customers and Employees, of Notes to Consolidated Financial Statements of this Annual Report on Form 10-K for more information about our revenue recognition and credit policies.

Pensions

Our accounting for pension benefits is primarily based on discount rate, expected and actual return on plan assets and other assumptions made by management, and is impacted by outside factors such as equity and fixed income market performance. Pension liability is principally the estimated present value of future benefits, net of plan assets. In calculating the estimated present value of future benefits, net of plan assets, for both Fiscal 2008 and 2007, we used discount rates of 5.0 to 7.0% in Fiscal 2008 and 4.5% to 6.25% in Fiscal 2007. In adjusting the discount rates from Fiscal 2007 to 2008, we considered the change in the general market interest rates of debt and solicited the advice of our actuary. We believe the discount rates used is reflective of the rates at which the pension benefits could be effectively settled.

Pension expense is principally the sum of interest and service cost of the plan, less the expected return on plan assets and the amortization of the difference between our assumptions and actual experience. The expected return on plan assets is calculated by applying an assumed rate of return to the fair value of plan assets. We used expected returns on plan assets of 4.5% to 8.0% in both Fiscal 2008 and Fiscal 2007. Based on the advice of our independent actuary, we believe the expected rates of return are reflective of the long-term average rate of earnings expected on the funds invested. If such expected returns were overstated, it would ultimately increase future pension expense. Similarly, an understatement of the expected return would ultimately decrease future pension expense. If plan assets decline due to poor performance by the markets and/or interest rate declines our pension liability will increase, ultimately increasing future pension expense.

Effective September 30, 2007, we adopted SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R)”, (“SFAS 158”). The recognition and disclosure provisions of this statement require recognition of the overfunded or underfunded status of defined benefit pension and postretirement plans as an asset or liability in the statement of financial position, and recognition of changes in that funded status in Accumulated Other Comprehensive Income in the year in which the adoption occurs. We measure plan assets and obligations of our domestic pension plans as of June 30 each year and either June 30 or September 30 each year for our foreign pension plans and our other domestic postretirement plans. The measurement date provisions of SFAS 158, which will become effective for us in our fiscal year ended September 30, 2009 (“Fiscal 2009”), will require us to measure all of our defined benefit pension and postretirement plan assets and obligations as of September 30 which is our fiscal year end.

See Note 12, Employee Benefit Plans, of Notes to Consolidated Financial Statements included in this Annual Report on Form 10-K for a more complete discussion of our employee benefit plans.

Restructuring and Related Charges

Restructuring charges are recognized and measured according to the provisions of SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS 146”). Under SFAS 146, restructuring charges include, but are not limited to, termination and related costs consisting primarily of severance costs and retention bonuses, and contract termination costs consisting primarily of lease termination costs. Related charges, as defined by us, include, but are not limited to, other costs directly associated with exit and integration activities, including impairment of property and other assets, departmental costs of full-time incremental integration employees, and any other items related to the exit or integration activities. Costs for such activities are estimated by us after evaluating detailed analyses of the cost to be incurred. We present restructuring and related charges on a combined basis.

Liabilities from restructuring and related charges are recorded for estimated costs of facility closures, significant organizational adjustment and measures undertaken by management to exit certain activities. Costs for such activities are estimated by management after evaluating detailed analyses of the cost to be incurred. Such liabilities could include amounts for items such as severance costs and related benefits (including settlements of pension plans), impairment of property and equipment and other current or long term assets, lease termination payments and any other items directly related to the exit activities. While the actions are carried out as expeditiously as possible, restructuring and related charges are estimates. Changes in estimates resulting in an increase to or a reversal of a previously recorded liability may be required as management executes a restructuring plan.

We report restructuring and related charges associated with manufacturing and related initiatives in cost of goods sold. Restructuring and related charges reflected in cost of goods sold include, but are not limited to, termination and related costs associated with manufacturing employees, asset impairments relating to manufacturing initiatives and other costs directly related to the restructuring initiatives implemented.

We report restructuring and related charges associated with administrative functions in operating expenses, such as initiatives impacting sales, marketing, distribution or other non-manufacturing related functions. Restructuring and related charges reflected in operating expenses include, but are not limited to, termination and related costs, any asset impairments relating to the administrative functions and other costs directly related to the initiatives implemented.

The costs of plans to (i) exit an activity of an acquired company, (ii) involuntarily terminate employees of an acquired company or (iii) relocate employees of an acquired company are measured and recorded in accordance with the provisions of the EITF Issue No. 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination” (“EITF 95-3”). Under EITF 95-3, if certain conditions are met, such costs are recognized as a liability assumed as of the consummation date of the purchase business combination and included in the allocation of the acquisition cost. Costs related to terminated activities or employees of the acquired company that do not meet the conditions prescribed in EITF 95-3 are treated as restructuring and related charges and expensed as incurred.

See Note 16, Restructuring and Related Charges, of Notes to the Consolidated Financial Statements included in this Annual Report on Form 10-K for a more complete discussion of our restructuring initiatives and related costs.

Loss Contingencies

Loss contingencies are recorded as liabilities when it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. The outcome of existing litigation, the impact of environmental matters and pending or potential examinations by various taxing authorities are examples of situations evaluated as loss contingencies. Estimating the probability and magnitude of losses is often dependent upon management’s judgment of potential actions by third parties and regulators. It is possible that changes in estimates or an increased probability of an unfavorable outcome could materially affect future results of operations.

See further discussion in Item 3, “Legal Proceedings,” and Note 14, Commitments and Contingencies, of Notes to the Consolidated Financial Statements included in this Annual Report on Form 10-K.

Other Significant Accounting Policies

Other significant accounting policies, primarily those with lower levels of uncertainty than those discussed above, are also critical to understanding the Consolidated Financial Statements. The Notes to the Consolidated Financial Statements included in this Annual Report on Form 10-K contain additional information related to our accounting policies and should be read in conjunction with this discussion.

Recently Issued Accounting Standards

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities,” (“SFAS 161”). This statement is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures. This statement is effective for financial statements issued for fiscal years, and interim periods within those fiscal years, beginning after November 15, 2008. We do not believe that adopting SFAS 161 will have a material impact on our financial position, results of operations or cash flows.

In February 2007, the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities-Including an amendment of FASB Statement No. 115,” (“SFAS 159”) which allows an entity the irrevocable option to elect fair value for the initial and subsequent measurement for certain financial assets and liabilities on a contract-by-contract basis. Subsequent changes in fair value of these financial assets and liabilities would be recognized in earnings when they occur. SFAS 159 further establishes certain additional disclosure requirements. SFAS 159 is effective for financial statements issued for fiscal years, and interim periods within those fiscal years beginning after November 15, 2007, with earlier adoption permitted. No entity is permitted to apply SFAS 159 retrospectively to fiscal years preceding the effective date unless the entity chooses early adoption. We are currently evaluating the impact that SFAS 159 will have on our financial condition, results of operations or cash flows.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” (“SFAS 157”). SFAS 157 provides guidance for using fair value to measure assets and liabilities. The FASB believes SFAS 157 also responds to investors’ requests for expanded information about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value and the effect of fair value measurements on earnings. SFAS 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value but does not expand the use of fair value in any new circumstances. Under SFAS 157, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts. In SFAS 157, the FASB clarifies the principle that fair value should be based on the assumptions market participants would use when pricing the asset or liability. In support of this principle, SFAS 157 establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. The fair value hierarchy gives the highest priority to quoted prices in active markets and the lowest priority to unobservable data, for example, the reporting entity’s own data. Under SFAS 157, fair value measurements would be separately disclosed by level within the fair value hierarchy. The provisions of SFAS 157 for financial assets and liabilities, as well as any other assets and liabilities that are carried at fair value on a recurring basis in financial statements, are effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The FASB did, however, provide a one year deferral for the implementation of SFAS 157 for other non-financial assets. Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for that fiscal year, including any financial statements for an interim period within that fiscal year. We are currently evaluating the impact that SFAS 157 will have on our financial condition, results of operations or cash flows.

In December 2007, the FASB issued SFAS No. 141 (Revised 2007), “Business Combinations” (“SFAS 141(R)”). SFAS 141(R) will significantly change the accounting for future business combinations after adoption. SFAS 141(R) establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquired business. SFAS 141(R) also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS 141(R) is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. We are currently evaluating the impact that SFAS 141(R) will have on our financial position, results of operations or cash flows.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (“SFAS 160”), an amendment of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” which changes the accounting and reporting for minority interests. Under SFAS 160, minority interests will be recharacterized as noncontrolling interests and will be reported as a component of equity separate from the parent’s equity, and purchases or sales of equity interests that do not result in a change in control will be accounted for as equity transactions. In addition, net income attributable to the noncontrolling interest will be included in consolidated net income on the face of the income statement and, upon a loss of control, the interest sold, as well as any interest retained, will be recorded at fair value with any gain or loss recognized in earnings. SFAS 160 is effective for fiscal years beginning after December 15, 2008. We do not believe that adopting SFAS 160 will have a material impact on our financial position, results of operations or cash flows.